Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 28, 2013

among

MICHAELS STORES, INC.,

as Borrower,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

THE OTHER LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC., and

WELLS FARGO SECURITIES, LLC,

as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC.,
BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC., and

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers and as Joint Bookrunners

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01B	Collateral Documents
1.01D	Mortgaged Properties
1.01E	Excluded Subsidiary
1.01F	Foreign Subsidiary
2.01	Commitments
5.05	Financial Statement Exceptions
5.10	Taxes
5.11	ERISA and other Pension Plan Compliance
5.12	Subsidiaries and Other Equity Investments
6.07	Insurance
7.03	Existing Indebtedness
7.04	Existing Liens
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Domestic Guaranty
F-2	Canadian Guarantee
G-1	Security Agreement
G-2	Canadian Security Agreement
H	Intercreditor Agreement
I	Opinion Matters — Counsel to Loan Parties
J	Intercompany Note
K	Specified Discount Prepayment Notice
L	Specified Discount Prepayment Response
M	Discount Range Prepayment Notice
N	Discount Range Prepayment Offer
O	Solicited Discounted Prepayment Notice
P	Solicited Discounted Prepayment Offer
Q	Acceptance and Prepayment Notice
R	Guarantor Consent and Reaffirmation
S	Canadian Guarantor Consent and Reaffirmation

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of January 28, 2013, among MICHAELS STORES, INC., a Delaware corporation (the “Borrower”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., and WELLS FARGO SECURITIES, LLC, as Co-Documentation Agents.

PRELIMINARY STATEMENTS

Pursuant to the Recapitalization Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Bain Paste Mergerco, Inc. and Blackstone Paste Mergerco, Inc. (collectively, the “MergerCos”) were merged with the Borrower, with the Borrower as the surviving corporation (the “Recapitalization”).

Simultaneously with the consummation of the Recapitalization, the Borrower entered into that certain Credit Agreement, dated as of October 31, 2006 (as amended and in effect immediately prior to the Restatement Effective Date, the “Existing Credit Agreement”), by, among others, the Borrower, the “Lenders” as defined therein, and DEUTSCHE BANK AG NEW YORK BRANCH, as “Administrative Agent” as defined therein, pursuant to which the Borrower incurred an Original Loan (as defined in the Existing Credit Agreement) on the Closing Date in an aggregate principal amount of $2,400,000,000.

The proceeds of the Original Loan made on the Closing Date, together with the proceeds of (i) the issuance of certain unsecured notes, (ii) the funding of $400,000,000 under the ABL Credit Agreement on the Closing Date and (iii) the Equity Contribution, were used to finance the Debt Prepayment and pay the Merger Consideration and the Closing Date Transaction Expenses.  Immediately prior to the Restatement Effective Date, outstanding term loans in the aggregate principal amount of approximately $1,495,000,000 (the “Outstanding Term Loans”) were outstanding under the Existing Credit Agreement.

The Borrower desires to refinance the Outstanding Term Loans in full with Refinancing Term Loans pursuant to a Refinancing Amendment under Section 2.15 of the Existing Credit Agreement, and, in connection therewith, to amend and restate the Existing Credit Agreement in its entirety to, among other things, (i) provide for such Refinancing Term Loans, which will take the form of a new tranche of senior secured term loans under this Agreement, and (ii) increase the aggregate principal amount of such tranche borrowed and outstanding under this Agreement to $1,640,000,000 on the Restatement Effective Date.

The proceeds of the Loans on the Restatement Effective Date will be used to (i) refinance in full the Outstanding Term Loans, (ii) finance the redemption of a portion of the Senior Subordinated Notes in the aggregate principal amount of approximately $137,000,000 and (c) fund certain related fees and expenses associated with the Transaction.

The Lenders and each Additional Lender providing the Refinancing Term Loans have indicated their willingness to lend and to consent to the other amendments herein, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Collateral Agent” shall mean the “Collateral Agent” as defined in the ABL Credit Agreement, or Person performing comparable functions under the ABL Credit Agreement.

“ABL Collateral Documents” shall mean the “Security Documents” as defined in the ABL Credit Agreement, or comparable term as used in the ABL Credit Agreement.

“ABL Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of September 17, 2012, among the Borrower, as the lead borrower, the other borrowers named therein, the facility guarantors identified therein, Wells Fargo Bank, National Association, as administrative agent and as collateral agent, and the lenders identified therein, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders, institutional investors or agents), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (so long as, in the case of any replacement or refinancing, all commitments under the agreements or indentures so replaced or refinanced shall have been terminated, all unpaid amounts thereunder (other than indemnities) shall have been paid in full and all parties to any replacement or refinancing agreements or indentures, or a trustee or agent on their behalf, shall have become party to the Intercreditor Agreement as of the applicable date of replacement or refinancing, as the case may be).

“ABL Lenders” shall mean the “Lenders” as defined in the ABL Credit Agreement.

“ABL Loan Documents” shall mean the ABL Credit Agreement and the related guaranties, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the ABL Credit Agreement.

“ABL Loans” shall mean the “Revolving Credit Loans” as defined in the ABL Credit Agreement, or other loans borrowed under the ABL Credit Agreement.

“ABL Priority Collateral” means, collectively, all “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Acceptable Discount” has the meaning specified in Section 2.05(a)(iii)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit Q attached hereto.

“Acceptance Date” has the meaning specified in Section 2.05(a)(iii)(D)(2).

“ACH” means automated clearing house transfers.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a real estate portfolio or Stores from any other Person or assets constituting a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning set forth in Section 10.20.

“Additional Assets” means (a) any asset used or useful in a Similar Business, including any such asset acquired through any capital expenditure, (b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or is merged or amalgamated with or into the Borrower or another Restricted Subsidiary and that is primarily engaged in a Similar Business, (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is primarily engaged in a Similar Business, (d) all or substantially all of the assets of a Similar Business or (e) any other asset that replaces an asset that is the subject of an Asset Sale.

“Additional First Lien Indebtedness” has the meaning specified in the definition of Additional First Lien Intercreditor Agreement.

“Additional First Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for applicable holders of Permitted First Priority Refinancing Debt or any other Indebtedness permitted by Section 7.03 that is secured by Permitted Liens on the Collateral that are pari passu (but without regard to control of remedies) with the Liens on the Collateral securing the Obligations (“Additional First Lien Indebtedness”) providing that, inter alia, the Liens on the Collateral as between the Collateral Agent (for the benefit of the Secured Parties) and one or more Senior Representatives (for the benefit of any such Senior Representatives and the applicable holders of Permitted First Priority Refinancing Debt or Additional First Lien Indebtedness, as the case may be) shall be pari passu (but without regard to control of remedies), as such intercreditor agreement may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.  The Additional First Lien Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and, to the extent agreed to by the Collateral Agent, one or more Senior Representatives for the applicable holders of Permitted First Priority Refinancing Debt or Additional First Lien Indebtedness, as the case may be, and the ABL Collateral Agent, may be in the form of an amendment and restatement of the Intercreditor Agreement.

“Additional Incremental Lender” has the meaning specified in Section 2.17(c).

“Additional Junior Lien Indebtedness” has the meaning specified in the definition of Additional Junior Lien Intercreditor Agreement.

“Additional Junior Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for applicable holders of Permitted Junior Priority Refinancing Debt or any other Indebtedness permitted by Section 7.03 that is secured by Permitted Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations (“Additional Junior Lien Indebtedness”) providing that, inter alia, the Liens on the Collateral in favor of one or more Senior Representatives (for the benefit of any such Senior Representatives and the applicable holders of Permitted Junior Priority Refinancing Debt or Additional Junior Lien Indebtedness, as the case may be, shall be junior to the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties), as such intercreditor agreement may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.  The Additional Junior Lien Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and, to the extent agreed to by the Collateral Agent, one or more Senior Representatives for the applicable holders of Permitted Junior Priority Refinancing Debt or Additional Junior Lien Indebtedness, as the case may be, and the ABL Collateral Agent, may be in the form of an amendment and restatement of the Intercreditor Agreement.

“Additional Lender” means, at any time, any bank or other financial institution or institutional lender (other than any such bank, financial institution or institutional lender that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Lender shall be subject to the approval of the Administrative Agent to the extent that each such Additional Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund (such approval not to be unreasonably withheld or delayed), and the Borrower.

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.  Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 7.07(a).

“Agent-Related Persons” means the Agents and the Arrangers, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning provided in Section 10.21.

“Applicable Discount” has the meaning specified in Section 2.05(a)(iii)(C)(2).

“Applicable Rate” means a percentage per annum equal to with respect to Term B Loans, (i) until delivery of financial statements for the first full fiscal quarter of the Borrower ending after the Restatement Effective Date, (A) for Eurocurrency Rate Loans, 2.75% and (B) for Base Rate Loans, 1.75%, and (ii) thereafter, the following percentages per annum based upon the Consolidated Secured Debt Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Secured Debt Ratio	Eurocurrency Rate for Term Loans	Base Rate for Term Loans

1	Greater than or equal to 1.50:1.00	2.75%	1.75%

2	Less than 1.50:1.00	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Secured Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that, at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level (i.e. Pricing Level 1) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, (x) the Applicable Rate in respect of Incremental Term Loans of any Class, Extended Term Loans of any Extension Series or Refinancing Term Loans of any Refinancing Series shall be the applicable percentages per annum provided pursuant to the relevant Incremental Amendment, Extension Amendment or Refinancing Amendment, as the case may be, and (y) the Applicable Rate in respect of certain Loans shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.17.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Arrangers” means Deutsche Bank Securities Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., and Wells Fargo Securities, LLC, each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under this Agreement.

“Asset Sale” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law); in each case, other than:

(i)            any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business (it being understood that the sale of inventory or goods (or other assets) in bulk in connection with the closing of any number of Stores in the ordinary course of business shall be considered a sale in the ordinary course of business);

(ii)           the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.06 or any disposition that constitutes a Change of Control;

(iii)          the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.02 or the making of any Permitted Investment;

(iv)          any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25,000,000;

(v)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;

(vi)          to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii)         the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(viii)        any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix)          foreclosures on or expropriations of assets;

(x)           (A) sales of accounts receivable, or participations therein, in connection with any Receivables Facility, or (B) the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business and not as part of a financing transaction;

(xi)          the granting of a Lien that is a Permitted Lien;

(xii)         the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 7.03; and

(xiii)        any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted by this Agreement and any Sale and Lease-Back Transaction.

“Asset Sale/Casualty Event Offer” has the meaning set forth in Section 2.05(c)(iii).

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E attached to the Existing Credit Agreement.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(iii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of January 28, 2012, January 29, 2011 and January 30, 2010, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010, respectively.

“Available Incremental Amount” has the meaning specified in Section 2.17(d)(iv).

“Average Monthly Balance” means, as of any date of determination, with respect to any Indebtedness of the Borrower and/or its Restricted Subsidiaries under a revolving credit facility, the quotient of (a) the sum of each Individual Monthly Balance for each fiscal month ended on or prior to such date of determination and included in the Relevant Reference Period divided by (b) 12; provided that (i) if any Indebtedness under a revolving credit facility is incurred during the Relevant Reference Period ended on or prior to such date of determination to finance an Acquisition, an Investment or any other Restricted Payment (which incurrence shall be notified to the Administrative Agent as required by Section 6.02(h)), each Individual Monthly Balance for a fiscal month included in such Relevant Reference Period and ended prior to the date of the respective incurrence of such Indebtedness shall be increased by the aggregate principal amount of all such Indebtedness incurred to finance such Acquisition, Investment or Restricted Payment, as the case may be, and the Average Monthly Balance shall be calculated using each such Individual Monthly Balance as so increased and (ii) if any

Indebtedness under a revolving credit facility is repaid with the net cash proceeds of a Material Disposition during the Relevant Reference Period ended on or prior to such date of determination (and is notified to the Administrative Agent pursuant to a certificate delivered pursuant to Section 6.02(h)), each Individual Monthly Balance for a fiscal month included in such Relevant Reference Period and ended prior to the date of the respective repayment of such Indebtedness shall be decreased by the aggregate principal amount of such Indebtedness so repaid (it being understood that a notice delivered in good faith by a Responsible Officer of the Borrower pursuant to Section 6.02(h), and any judgment made in good faith by a Responsible Officer of the Borrower that no notice is required to be delivered pursuant to the terms of Section 6.02(h) in connection with a given incurrence or repayment of Indebtedness under a revolving credit facility (e.g., because proceeds of a revolving credit facility are not then being applied to finance an Acquisition, Investment or other Restricted Payment), shall be conclusive for purposes of any determination of an increase or decrease of the Average Monthly Balance pursuant to this proviso).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DBNY as its “prime rate” and (c) the Eurocurrency Rate for a Eurocurrency Rate Loan denominated in Dollars with an Interest Period of one month commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  The “prime rate” is a rate set by DBNY based upon various factors including DBNY costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by DBNY shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning provided in the introductory paragraph of this Agreement; provided that when used in the context of determining the fair market value of an asset or liability under this Agreement, “Borrower” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Borrower when the fair market value of such asset or liability is equal to or in excess of $200,000,000 (unless otherwise expressly stated), in which case the determination of the Board of Directors shall be deemed conclusive for purposes of this Agreement.

“Borrower Guaranty” means the Borrower Guaranty made by the Borrower in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1 attached to the Existing Credit Agreement.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Loans at a Specified Discount to par pursuant to Section 2.05(a)(iii)(B).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(a)(iii)(D).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(a)(iii)(C).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Class and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders having Commitments of the respective Class pursuant to Section 2.01 or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Guarantee” means, collectively, (a) the Canadian Guarantee made by the Canadian Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2 attached to the Existing Credit Agreement and (b) each other guaranty and Guaranty Supplement delivered by a Canadian Subsidiary Guarantor pursuant to Section 6.11.

“Canadian Security Agreement” means, collectively, (a) the Security Agreement executed by the Canadian Subsidiary Guarantors, substantially in the form of Exhibit G-2 attached to the Existing Credit Agreement, and (b) any Deed of Immovable and Moveable Hypothec, together with, in each case, each other security agreement supplement executed and delivered by a Canadian Subsidiary Guarantor pursuant to Section 6.11.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

“Canadian Subsidiary Guarantors” means, collectively, (i) Michaels of Canada ULC and (ii) each other Canadian Subsidiary of the Borrower that, in the sole discretion of the Borrower, shall have entered into the Canadian Guarantee and complied with the requirements of clause (b) of the definition of “Collateral and Guarantee Requirement”.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under (or subject to) Capitalized Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Asset Sales that are not required to be applied to prepay Loans pursuant to Section 2.05(c), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary, to the extent neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute Acquisitions permitted hereunder, (vii) any expenditure which but for this clause (vii) would otherwise constitute a “Capital Expenditure”, to the extent financed with the proceeds of the sale or issuance of any Equity Interests of the Borrower or (viii) that portion of interest on Indebtedness incurred for Capital Expenditures which is paid in cash and capitalized in accordance with GAAP during such period.

“Capital Stock” means (a) in the case of a corporation, shares in the capital of such corporation; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Collateral Account” means a blocked account at DBNY (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means:

(a)           United States dollars and Canadian dollars;

(b)           (i)  euro or any national currency of any participating member state of the EMU; or

(ii)           in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and, in the case of any

Foreign Subsidiary that is a Restricted Subsidiary, $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks, and in each case in a currency permitted under clauses (a) or (b) above;

(e)           repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above and in each case in a currency permitted under clauses (a) or (b) above;

(f)            commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof and in each case in a currency permitted under clauses (a) or (b) above;

(g)           marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in each case in a currency permitted under clauses (a) or (b) above;

(h)           readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i)            Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clauses (a) or (b) above;

(j)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clauses (a) or (b) above;

(k)           investment funds investing substantially all of their assets in securities of the type described in clauses (a) through (j) above; and

(l)            credit card receivables and debit card receivables so long as same are payable by a financial institution and are considered “cash equivalents” in accordance with GAAP and are so reflected on the Borrower’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, foreign exchange facilities, deposit and other accounts and merchant services.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment,

fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the Restatement Effective Date of a law, rule, regulation or treaty adopted prior to the Restatement Effective Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  It is understood and agreed that (i) the Dodd—Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted and taking effect subsequent to the Restatement Effective Date.

“Change of Control” means the occurrence of any of the following after the Restatement Effective Date:

(a)           the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(b)           the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (i) any Person (other than one or more Permitted Holders) or (ii) Persons (other than one or more Permitted Holders) that together are (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) as a group in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Borrower; or

(c)           any “Change of Control” (or any comparable term) in any document pertaining to (i) the ABL Credit Agreement, (ii) the Senior Notes, the Senior Subordinated Notes, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness (except to the extent incurred pursuant to a Refinancing Amendment), other Indebtedness (other than any Loan) or any Refinancing Indebtedness in respect of the foregoing, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount or (iii) any Disqualified Stock with an aggregate liquidation preference in excess of the Threshold Amount.

“Civil Code” means the Civil Code of Quebec and all regulations thereunder, as amended from time to time, and any successor statutes.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term Commitments, Incremental Term Commitments, Extended Term Commitments of a given Extension Series, Refinancing Term Commitments of a given Refinancing Series, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term B Loans, Incremental Term Loans, Extended Term Loans made pursuant to a given Extension Series, or Refinancing Term Loans made pursuant to a given Refinancing Series, in each case not designated part of another existing Class.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means October 31, 2006.

“Closing Date Transaction” means the “Transaction” as defined in the Existing Credit Agreement.

“Closing Date Transaction Expenses” means the “Transaction Expenses” as defined in the Existing Credit Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and rules and regulations related thereto.

“Co-Documentation Agent” means Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., and Wells Fargo Securities, LLC, each as a Co-Documentation Agent under this Agreement.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) each landlord of real property leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real property, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the real property for the purposes of conducting a liquidation and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means the Administrative Agent, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received (w) each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) of the Existing Credit Agreement, pursuant to Section 4.01 of this Agreement or pursuant to Section 6.11 at such time as is designated therein, (x) the Intercreditor Agreement, (y) the Additional First Lien Intercreditor Agreement (if then in effect), and (z) the Additional Junior Lien Intercreditor Agreement (if then in effect), in each case duly executed by each Loan Party thereto;

(b)           all Obligations shall have been unconditionally guaranteed by the Borrower (in the case of Obligations under clause (y) of the first sentence of the definition thereof), each Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary and, after the formation thereof, Holdco;

(c)           all guarantees issued or to be issued in respect of the Senior Subordinated Notes shall be subordinated to the Guaranties to the same extent that the Senior Subordinated Notes are subordinated to the Obligations;

(d)           the Obligations and the Guaranties shall have been secured by a first priority security interest (subject to the terms of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect)) in all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(b)(xix)) of each Wholly Owned Subsidiary directly owned by any Guarantor; provided that pledges of voting Equity Interests of each Foreign Subsidiary (including each Foreign Subsidiary held by a Canadian Subsidiary Guarantor) and each Domestic Subsidiary that is described in clause (e)(ii) of the definition of Excluded Subsidiary shall be limited to 65% of the total combined voting power of all Equity Interests of such Foreign Subsidiary at any time; provided further that in the case of Canadian Subsidiary Guarantor that owns Equity Interests in a Foreign Subsidiary, the pledge of voting Equity Interests of such Canadian Subsidiary Guarantor shall be limited to 65% of the total combined voting power of all Equity Interests of such Canadian Subsidiary Guarantor (or, if such Canadian Subsidiary Guarantor is an unlimited liability company, such  lesser percentage as is acceptable to the Collateral Agent);

(e)           except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect); provided that security interests in real property shall be limited to the Mortgaged Properties;

(f)            none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.04; and

(g)           the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each owned property required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein (subject to the applicable provisions of the Intercreditor Agreement, the Additional First

Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect)), free of any other Liens except as expressly permitted by Section 7.04, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) such existing surveys, existing abstracts, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property and (iv) to the extent required by applicable law, flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Restatement Effective Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Canadian Security Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, Guarantor Consent and Reaffirmation, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create or affirm a Lien or Guaranty in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, an Incremental Term Commitment, an Extended Term Commitment of a given Extension Series, or a Refinancing Term Commitment of a given Refinancing Series, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing with respect to a given Class of Loans, (b) a conversion of Loans of a given Class from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A attached hereto.

“Company Parties” means the collective reference to any Holdco (after the formation thereof), the Borrower and their Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) penalties and interest related to taxes, (B) any additional interest with respect to any Indebtedness due to the failure to comply with any registration rights agreement relating to such Indebtedness, (C) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (D) any expensing of bridge, commitment and other financing fees, (E) any prepayment premium or penalty, and (F) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)           interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)           any after-tax effect of extraordinary, non—recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, Closing Date Transaction Expenses to the extent incurred on or prior to December 31, 2007, Transaction Expenses, severance costs, relocation costs, costs related to the Perfect Store Initiative, Hybrid Distribution Network Costs, pre-opening, opening, consolidation and closing costs for any facilities (including Stores), signing, retention or completion bonuses or recruiting costs, transition costs, costs incurred in connection with acquisitions after the Closing Date, restructuring costs, Specified Legal Expenses, integration and systems establishment costs, and curtailments or modifications to pension and post—retirement employee benefit plans shall be excluded,

(b)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)           any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)           any after—tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(f)            solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(A) of Section 7.02(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)           effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the merchandise inventory, property and equipment, intangible assets, goodwill, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Closing Date Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)           any after—tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i)            any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j)            any non-cash compensation charge or expense including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity-incentive programs shall be excluded,

(k)           any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests (including in any initial public offering of the Borrower or Holdco), refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(l)            accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,

(m)          any unrealized net gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gains or losses are non-cash items, shall be excluded,

(n)           any unrealized net gains and losses (after any offset) resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 7.02 only (other than Section 7.02(a)(iii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted pursuant to Section 7.02(a)(iii)(D).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens as at the last day of the Relevant Reference Period to (b) the Borrower’s EBITDA for the Relevant Reference Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness (other than Indebtedness under a revolving credit facility) and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that (x) in the event that any Indebtedness under a revolving credit facility is incurred after the last day of the Relevant Reference Period ended prior to such date of determination to finance an Acquisition, an Investment or any other Restricted Payment (which incurrence shall be notified to the Administrative Agent as required by Section 6.02(h)), (i) each Individual Monthly Balance for a fiscal month included in such Relevant Reference Period and ended prior to the date of the respective incurrence of such Indebtedness shall be increased by the aggregate principal amount of all such Indebtedness incurred to finance such Acquisition, Investment or Restricted Payment, as the case may be, (ii) the Average Monthly Balance included in the determination of Consolidated Total Indebtedness as at the last day of such Relevant Reference Period shall be calculated using each such Individual Monthly Balance as so increased, and (iii) Consolidated Total Indebtedness as at the last day of such Relevant Reference Period shall be recalculated to give pro forma effect to the adjustments contemplated by preceding clauses (i) and (ii), and (y) in the event that any Indebtedness under a revolving credit facility is repaid after the last day of the Relevant Reference Period ended prior to such date of determination with the net cash proceeds of a Material Disposition (and is notified to the Administrative Agent pursuant to a certificate delivered pursuant to Section 6.02(h)), (i) each Individual Monthly Balance for a fiscal month included in such Relevant Reference Period and ended prior to the date of the respective repayment of such Indebtedness shall be decreased by the aggregate principal amount of all such Indebtedness so repaid with the net cash proceeds of such Material Disposition, (ii) the Average Monthly Balance included in the determination of Consolidated Total Indebtedness as at the last day of such Relevant Reference Period shall be calculated using each such Individual Monthly Balance as so decreased, and (iii) Consolidated Total Indebtedness as at the last day of such Relevant Reference Period shall be recalculated to give pro forma effect to the adjustments contemplated by preceding clauses (i) and (ii) (it being understood that a notice delivered in good faith by a Responsible Officer of the Borrower pursuant to Section 6.02(h), and any judgment made in good faith by a Responsible Officer of the Borrower that no notice is required to be delivered pursuant to the terms of Section 6.02(h) in connection with a given incurrence or repayment of Indebtedness under a revolving credit facility (e.g., because proceeds of a revolving credit facility are not then being applied to finance an Acquisition, Investment or other Restricted Payment), shall be conclusive for purposes of any determination of an increase or decrease of the Average Monthly Balance pursuant to this proviso).  Notwithstanding anything to the contrary herein, for purposes of the calculation of the Consolidated Secured Debt Ratio used in determining the availability of Incremental Facilities or Incremental Equivalent Debt, (i) any Incremental Facilities or Incremental Equivalent Debt that are or is unsecured and any refinancing thereof shall nevertheless be deemed to be secured on a pari passu basis with the Term B Loans and (ii) any cash proceeds of any Incremental Facility or Incremental Equivalent Debt will not be netted for purposes of determining compliance with the Consolidated Secured Debt Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the remainder of (i) the sum of, without duplication, (a) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes, bonds, debentures, letters of credit, bankers’ acceptances and similar instruments (and excluding, for the avoidance of doubt, (x) any undrawn letters of credit and bankers’ acceptances and reimbursement obligations in respect of commercial and trade letters of credit and (y) all obligations relating to Receivables Facilities), (b) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, and (c) any Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of the obligations described in clauses (a) and (b) above, less (ii) the aggregate amount of Unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Borrower and any Restricted Subsidiaries as of such date.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries as at the last day of the Relevant Reference Period to (b) the Borrower’s EBITDA for the Relevant Reference Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated

Secured Debt Ratio”, except that for purposes of the definition of Required Percentage, pro forma adjustments shall not be made for events that occur after the last day of the applicable Excess Cash Flow Period.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding in each case, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, ABL Loans and Capitalized Lease Obligations, to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii)               to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corrective Extension Amendment” has the meaning provided in Section 2.16.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, then existing Loans of a given Class (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premiums) and penalties thereon plus other reasonable amounts paid, and fees, expenses and original issue discount reasonably incurred, in connection with such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt (other than due to prior scheduled amortization or prepayments of the Refinanced Debt), and (iii) unless such Credit Agreement Refinancing Indebtedness is incurred solely by means of extending or renewing then existing Indebtedness described in clause (a), (b) or (c) above without resulting in any Net Proceeds, such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged with 100% of the Net Proceeds from any Credit Agreement Refinancing Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“DBNY” means Deutsche Bank AG New York Branch and any successor thereto by merger, consolidation or otherwise.

“DBSI” means Deutsche Bank Securities Inc. and any successor thereto by merger, consolidation or otherwise.

“Debt Prepayment” means the prepayment by the Borrower on the Closing Date of any and all Indebtedness outstanding under the Prior Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Companies’ Creditors Arrangement Act of Canada, the Bankruptcy and Insolvency Act of Canada, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.02(a)(iii).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(iii)(B)(2).

“Discount Range” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(iii)(C) substantially in the form of Exhibit M attached hereto.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit N attached hereto, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(iii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(iii)(B)(1), Section 2.05(a)(iii)(C)(1) or Section 2.05(a)(iii)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(iii)(A).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, or (b) provides for the scheduled payments of dividends in cash, in each case prior to the date 91 days after the earlier of the

Latest Maturity Date at the time such Disqualified Stock is first issued or the date Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disposition” has the meaning set forth in the definition of “Excess Cash Flow”.

“Disqualified Institutions” means any banks, financial institutions or other Persons separately identified by the Borrower to the Arrangers in writing prior to the Restatement Effective Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means (i) any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia and (ii) unless otherwise expressly provided herein, each Canadian Subsidiary that, in the sole discretion of the Borrower, elects to become (and, upon such election, becomes) a Canadian Subsidiary Guarantor.

“Domestic Subsidiary Guarantors” means, collectively, each Domestic Subsidiary of the Borrower that is not a Canadian Subsidiary and that shall have entered into the Subsidiary Guaranty and complied with the requirements of clause (b) of the definition of “Collateral and Guarantee Requirement”.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period.

(a)           increased (without duplication) by:

(i)            provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii)           Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (A), (B), (C), (D), (E) and (F) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(iv)          any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including any refinancing or amendment thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges related to this Agreement and the ABL Credit Agreement and (B) any amendment or other modification of the Senior Notes, the Senior Subordinated Notes, this Agreement, the other Loan Documents, the ABL Credit Agreement and the other ABL Loan Documents, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)           the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income; plus

(vi)          any other non cash charges, including (v) any write-offs or write-downs, (w) equity-based awards compensation expense, (x) losses on sales, disposals or abandonment of, or any impairment charge or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (y) all losses from investments recorded using the equity method, and (z) other non-cash charges, non-cash expenses or non-cash losses, in each case reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii)         the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii)        the amount of management, monitoring, consulting, advisory and other fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under Section 7.07 and to the extent deducted (and not added back) in such period in computing Consolidated Net Income; plus

(ix)          the amount of “run rate” net cost savings, synergies and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than eighteen (18) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and/or synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and/or synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken) and (y) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed 10.0% of EBITDA determined on a pro forma basis for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(x)           the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(xi)          any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.02(a)(iii); plus

(xii)         any net loss from disposed or discontinued operations; plus

(xiii)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; and

(b)           decreased (without duplication), in each case to the extent included in arriving at such Consolidated Net Income, by:

(i)            non—cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(ii)           any net income from disposed or discontinued operations; and

(c)           increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

For purposes of calculating EBITDA for any period, the impact of changes in estimates for inventory cost capitalization and the initial adoption of an accounting policy for gift card breakage made in the fourth quarter of fiscal year 2005 shall be excluded.

“Effective Date Refinancing” has the meaning specified in Section 10.23.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring, commitment or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b); provided that in any event, “Eligible Assignee” shall not include any natural person.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contributions” means the contribution on the Closing Date of cash in an aggregate amount of not less than $1,630,000,000 to the MergerCos as common equity and/or preferred equity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8; (b) issuances to any Subsidiary of the Borrower; and (c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means, in the case of a Plan or Multiemployer Plan subject to ERISA, (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is in reorganization; (d) the filing of a written notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings in writing by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate or (g) the failure of any Pension Plan to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA.

“euro” means the single currency of participating member states of the EMU.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurocurrency Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period; provided that, solely with respect to the Term B Loans, the Eurocurrency Rate shall be deemed to not be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)           the sum, without duplication, of:

(i)            Consolidated Net Income for such period,

(ii)           an amount equal to the amount of all non-cash charges incurred during such period, to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges and expenses representing an accrual or reserve for potential items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)          decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from Acquisitions by the Borrower and the Restricted Subsidiaries completed during such period), and

(iv)          an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition (each, a “Disposition”) of assets by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b)           the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash losses, charges and expenses added back to Consolidated Net Income pursuant to clauses (a) through (n) of the definition thereof,

(ii)           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,

(iii)          the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.05(c) with the proceeds of an Asset Sale, to the extent such Asset Sale resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of all voluntary prepayments of Loans made pursuant to Section 2.05(a)(iii), in an amount equal to the discounted amount actually paid in cash in respect of the principal amount of such Loans, but excluding all other prepayments of Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)          an amount equal to the aggregate net non-cash gain on the Disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)           increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from Acquisitions by the Borrower and the Restricted Subsidiaries during such period),

(vi)          cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii)         the amount of Investments and Acquisitions made during such period pursuant to clauses (c), (e), (h) and (m) of the definition of Permitted Investments to the extent such Investments and Acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)        the amount of Restricted Payments paid during such period pursuant to Sections 7.02(a), 7.02(b)(iv), (x), (xi), (xiii), (xv), (xix) and (xx) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries; provided, however, that in the case of Restricted Payments made pursuant to Section 7.02(a), the deduction pursuant to this clause (viii) shall not exceed an amount equal to Consolidated Net Income for such period,

(ix)          the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees), to the extent that such expenditures were not expensed during such period,

(x)           the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)          without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (to the extent to be funded by internally generated cash) required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)         the amount of cash taxes paid and, without duplication, cash distributions for payment of taxes, in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)        cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated Net Income for such period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on January 27, 2014.

“Excess Proceeds” has the meaning set forth in Section 2.05(c)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 7.02(a)(iii).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Receivables Subsidiary, (c) each Subsidiary listed on Schedule 1.01E hereto, (d) any Subsidiary that is prohibited by applicable Law or Contractual Obligation existing on the Restatement Effective Date (or, in the case of any Subsidiary acquired after the Restatement Effective Date, any Contractual Obligation in existence at the time of the acquisition of such Subsidiary but not entered into in contemplation thereof) from guaranteeing the Obligations, (e) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary or (ii) a Subsidiary that is treated as a disregarded entity or as a partnership for United States Federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs, (f) any Restricted Subsidiary acquired pursuant to an Acquisition permitted hereunder financed with Secured Indebtedness incurred pursuant to Section 7.03(b)(xix) and each Restricted Subsidiary thereof that guarantees such

Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (f) if such Secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such Secured Indebtedness, as applicable, (g) any Immaterial Subsidiary and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Existing Term Loan Tranche” has the meaning provided in Section 2.16.

“Extended Term Commitments” means one or more commitments hereunder to convert Loans under an Existing Term Loan Tranche to Extended Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Term Loans” has the meaning provided in Section 2.16.

“Extending Term Lender” has the meaning provided in Section 2.16.

“Extension” means any establishment of Extended Term Commitments and Extended Term Loans pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16.

“Extension Election” has the meaning provided in Section 2.16.

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes of Loans be submitted for Extension.

“Extension Request” has the meaning provided in Section 2.16.

“Extension Series” has the meaning provided in Section 2.16.

“Facility” or “Facilities” means the Loans made pursuant to Section 2.01, a given Class of Incremental Term Loans, a given Extension Series of Extended Term Loans, or a given Refinancing Series of Refinancing Term Loans, as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith; provided that if the fair market value is equal to or exceeds $200,000,000, such determination shall be made by the Board of Directors of the Borrower, in which case the determination of the Board of Directors shall be deemed conclusive for purposes of this Agreement.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder and published guidance with respect thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code or otherwise pursuant to any of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Relevant Reference Period, the ratio of EBITDA of such Person for such Relevant Reference Period to the Fixed Charges of such Person for such Relevant Reference Period.  In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Relevant Reference Period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable Relevant Reference Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, and consolidations that have been made by the Borrower or any of its Restricted Subsidiaries during the Relevant Reference Period or subsequent to such Relevant Reference Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers and consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Relevant Reference Period.  If since the beginning of such Relevant Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Relevant Reference Period shall have made any Investment, acquisition, disposition, amalgamation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Relevant Reference Period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable Relevant Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the Relevant Reference Period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning specified in the definition of “Fixed Charge Coverage Ratio”.

“Fixed Charge Coverage Ratio Incurrence Test” means, at a given date of determination, that the Fixed Charge Coverage Ratio for the Relevant Reference Period would have been at least 2.00 to 1.00, determined on a pro forma basis after giving effect to the incurrence of $1.00 of additional Indebtedness or the issuance of Disqualified Stock or Preferred Stock with a liquidation preference of $1.00 (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such Relevant Reference Period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense of such Person for such period; (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Lender” has the meaning specified in Section 10.15(a).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which (a) is not a Domestic Subsidiary or (b) is set forth on Schedule 1.01F.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States which are in effect (a) for purposes of Sections 5.05(a)(i), 6.01 and 6.09 only, for the accounting period in respect of which reference to GAAP is being made, and (b) for all other purposes, on the Closing Date.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor Consent and Reaffirmation” means, collectively, (a) the Guarantor Consent and Reaffirmation executed by each Subsidiary Guarantor, substantially in the form of Exhibit R attached hereto and (b) the Canadian Guarantor Consent and Reaffirmation executed by the Canadian Subsidiary Guarantors, substantially in the form of Exhibit S attached hereto.

“Guarantors” means the Borrower, each Subsidiary Guarantor and, on and after the execution and delivery of the Holdco Guaranty, Holdco.

“Guaranty” means, collectively, the Borrower Guaranty, the Subsidiary Guaranty, the Canadian Guarantee and, on and after the execution and delivery thereof, the Holdco Guaranty.

“Guaranty Supplement” has the meaning provided in the respective Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Highfields” means Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III LP and each Affiliate thereof (excluding portfolio companies of any of the foregoing).

“Holdco” means a holding company to be formed as the direct parent company of the Borrower, the primary purpose of which is to own the Capital Stock of the Borrower.

“Holdco Guaranty” means  the guaranty to be made (or, after execution and delivery, made) by Holdco in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit F-1 attached to the Existing Credit Agreement (with appropriate modifications to reference Holdco) and otherwise in a form and substance reasonably satisfactory to the Administrative Agent.

“Hybrid Distribution Network Costs” shall mean costs associated with the implementation of enhancements to the Borrower’s and its Restricted Subsidiaries’ distribution network intended to increase the Borrower’s and its Restricted Subsidiaries’ basic merchandise inventories that are shipped through distribution centers.

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(iii)(C)(3).

“Immaterial Subsidiary” means a Subsidiary of the Borrower for which (a) the assets of such Subsidiary constitute less than or equal to 1% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, and (b) the revenues of such Subsidiary account for less than or equal to 1% of the total revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Increased Loan” has the meaning specified in Section 10.23.

“incur” has the meaning specified in Section 7.03.

“Incremental Amendment” has the meaning specified in Section 2.17(f).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(b)(xxii).

“Incremental Facility” means any Facility consisting of Incremental Term Loans and/or Incremental Term Loan Commitments.

“Incremental Facility Closing Date” has the meaning specified in Section 2.17(d).

“Incremental Loan Request” has the meaning specified in Section 2.17(a).

“Incremental Term Commitments” has the meaning specified in Section 2.17(a).

“Incremental Term Lenders” has the meaning specified in Section 2.17(c).

“Incremental Term Loan” has the meaning specified in Section 2.17(b).

“Indebtedness” means, with respect to any Person at a particular time, without duplication:

(a)           any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)            in respect of borrowed money;

(ii)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)          representing the balance deferred and unpaid of the purchase price of any property or services (including Capitalized Lease Obligations), except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv)          representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c)           to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d)           all obligations of such Person in respect of Disqualified Capital Stock;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business, (y) obligations under or in respect of Receivables Facilities or (z) obligations under or in respect of commercial letters of credit.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes and all Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Individual Monthly Balance” means, with respect to any Indebtedness incurred by the Borrower and/or its Restricted Subsidiaries under a revolving credit facility during any fiscal month of the Borrower, the quotient of (a) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (b) the number of days in such fiscal month.

“Information” has the meaning specified in Section 10.08.

“Intercompany Note” means the Intercompany Note, substantially in the form attached as Exhibit J attached to the Existing Credit Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement executed by the Collateral Agent, the ABL Collateral Agent and the Loan Parties, substantially in the form of Exhibit H attached to the Existing Credit Agreement.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each January, April, July and October and the applicable Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan, nine or twelve months thereafter, or to the extent agreed to by the Administrative Agent, less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurocurrency Rate Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB— (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution, and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables constituting Cash Equivalents, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 7.02, (a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Investors” means Bain Capital, LLC and The Blackstone Group LP, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing; provided, that, for purposes of the definitions of “EBITDA” and “Sponsor Management Agreement” only, the term “Investors” shall include Highfields.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Judgment Currency” has the meaning provided in Section 10.21.

“Junior Financing Documentation” shall mean the Senior Subordinated Notes, the Senior Subordinated Notes Indenture and the documentation governing any other Subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan, any Incremental Term Commitment, any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan or any Extended Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and includes (i) each Replacement Lender and its respective successors and assigns as permitted hereunder and (ii) each Person that shall become a party hereto pursuant to an Incremental Amendment or a Refinancing Amendment and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or registration statement under the PPSA (or equivalent statutes) of any jurisdiction, including the Civil Code; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means the term loans made by the Lenders on the Restatement Effective Date to the Borrower pursuant to Section 2.01, any Extended Term Loan, any Incremental Term Loan or any Refinancing Term Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (e) the Intercreditor Agreement, (f) the Collateral Documents, (g) on and after the execution and delivery thereof, the Additional First Lien Intercreditor Agreement, and (h) on and after the execution and delivery thereof, the Additional Junior Lien Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of this Agreement or any other Loan Document, taken as a whole, or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Disposition” means, with respect to a specified Person, a sale, divestiture, spin-off, transfer or other disposition (whether through a single transaction or series of transactions which are part of a common plan and whether pursuant to any Debtor Relief Law or otherwise) of (a) a 50% or greater interest in the Capital Stock of any other Person, (b) all or substantially all of the assets of such Person, (c) a real estate portfolio or Stores to any other Person or (d) assets constituting a business unit, line of business or division to any other Person.

“Maturity Date” means (a) with respect to the Term B Loans, January 28, 2020; provided, however, that the “Maturity Date” of the Term B Loans will automatically become July 28, 2018 (the “Springing Maturity Date”) if as of July 28, 2018 (i) the Consolidated Secured Debt Ratio is greater than 3.25:1.00 and (ii) the then aggregate outstanding principal amount of all of the Borrower’s Senior Notes (and Refinancing Indebtedness in respect thereof that, in any case, has a final scheduled maturity date or requires scheduled amortization or payments of principal (other than with respect to a change of control, asset sale and event of loss mandatory offers to purchase or mandatory prepayments or customary acceleration rights after an event of default) prior to April 28, 2020) exceeds $250,000,000, (b) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (c) with respect to any Class of Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (d) with respect to any Class of Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Consideration” means the total funds required to consummate the Recapitalization.

“MergerCos” has the meaning set forth in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs, charges and mortgages of real property or interests therein made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent (taking account of relevant local Law matters), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)           with respect to any Asset Sale or Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of such Asset Sale or Casualty Event, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in respect of such Asset Sale or Casualty Event, net of the direct costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is secured by the asset subject to such Asset Sale or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Asset Sale or Casualty Event (other than as required by Section 2.05(c)) and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post—employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction provided, however, that, upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described above, or if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty five (365) days after such Asset Sale or Casualty Event, “Net Proceeds” shall include the amount of such reserve; and

(b)           with respect to the incurrence or issuance of any Indebtedness or Capital Stock by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lenders” has the meaning specified in Section 3.07(c).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit C attached hereto (with such modifications thereto as may be necessary to reflect differing Classes of Loans), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans of a given Class made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement, in each of clauses (x) and (y) including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Offered Amount” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets any applicable requirements set forth in this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent.  The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(c)(i)(A)(I).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans of any Class, on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans of such Class occurring on such date.

“Outstanding Term Loans” has the meaning set forth in the preliminary statements to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(iii)(C)(2).

“PBA” means the Pension Benefits Act (Ontario) or similar legislation of any other Canadian federal or provincial jurisdiction, and the regulations promulgated thereunder, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority of another jurisdiction exercising similar functions in respect of any Pension Plan of a Loan Party (including the Pension Benefit Guarantee Fund of Ontario).

“Pension Event” means (a) the whole or partial withdrawal of a Loan Party or any Subsidiary from a Pension Plan during a Pension Plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Pension Plan or the treatment of a Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Pension Plan.

“Pension Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (b) Pension Plan covered by any other Laws (including the PBA and the ITA) and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfect Store Initiative” shall mean the initiative related to the Borrower’s and its Restricted Subsidiaries’ store standardization and remodeling program, pursuant to which retail store layouts will be modified into a configuration intended to enhance the customer in-store experience.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any Net Proceeds received must be applied in accordance with Section 2.05(c).

“Permitted Debt” has the meaning specified in Section 7.03(b).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (A) the TL Priority Collateral on a pari passu first-lien basis (but without regard to the control of remedies) with the Secured Obligations and (B) the ABL Priority Collateral on a pari passu second-lien basis (but without regard to the control of remedies) with the Secured Obligations, and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) such Indebtedness (and the Liens securing the same) are permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement and the Intercreditor Agreement are then in effect), (iv) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to purchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (v) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional First Lien Intercreditor Agreement, provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Additional First Lien Intercreditor Agreement.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Foreign Restructuring” means the transfer or other Disposition of the Capital Stock of certain Foreign Subsidiaries (as elected by the Borrower) by the Borrower or its Subsidiaries to a Foreign Subsidiary of the Borrower and, in the case of Michaels of Canada, ULC, the re-designation by the Borrower of Michaels of Canada, ULC as a Foreign Subsidiary (which may occur only if no Event of Default then exists or would arise therefrom).  For the avoidance of doubt, upon consummation of the Permitted Foreign Restructuring, Michaels of Canada, ULC shall be an Excluded Subsidiary hereunder and shall no longer be required to be a Loan Party hereunder and shall be released from the Canadian Guarantee and the Canadian Security Agreement shall be terminated.

“Permitted Holder” means any of the Investors and members of management of the Borrower (or its direct parent) who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) on the Restatement Effective Date.

“Permitted Investments” means:

(a)           any Investment in the Borrower or any of its Restricted Subsidiaries;

(b)           any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)           any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i)            such Person becomes a Restricted Subsidiary; or

(ii)           such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d)           any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.01 or any other disposition of assets not constituting an Asset Sale;

(e)           any Investment existing on the Restatement Effective Date and any extension, modification, replacement or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Restatement Effective Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Lenders in any material respect);

(f)            any Investment acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)           Hedging Obligations permitted under Section 7.03(b)(x);

(h)           any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $125,000,000 and (y) 6.50 % of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i)            Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.02(a)(iii);

(j)            guarantees of Indebtedness of the Borrower or any Restricted Subsidiary

permitted under Section 7.03, performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Borrower or any of its Restricted Subsidiaries in compliance with the covenant described in Section 7.04;

(k)           any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (ii), (v) and (ix) thereof);

(l)            Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m)          additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (x) $150,000,000 and (y) 7.90% of Total Assets (in each case, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n)           Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility;

(o)           advances to, or guarantees of Indebtedness of, employees not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(p)           loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof; and

(q)           Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of secured notes or loans; provided that (i) such Indebtedness is secured by Liens on the Collateral that are junior to the Liens securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) such Indebtedness (and the Liens securing the same) are permitted by the terms of the ABL Credit Agreement, the Intercreditor Agreement and the Additional First Lien Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement, the Intercreditor Agreement and the Additional First Lien Intercreditor Agreement are then in effect), (iv) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to purchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (v) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement, provided that if such Indebtedness is the initial Permitted Junior Priority

Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Additional Junior Lien Intercreditor Agreement.  Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means, with respect to any Person:

(a)           pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security or statutory laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits, in each case incurred in the ordinary course of business;

(b)           Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)           Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or that remain payable without penalty or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(d)           Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Restatement Effective Date;

(e)           minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights—of—way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(f)            Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(iv), (xviii) or (xix); provided that Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(xviii) extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(xix) are solely on acquired property or the assets of the acquired entity, as the case may be;

(g)           Liens existing on the Restatement Effective Date and set forth in Schedule 7.04;

(h)           Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(i)            Liens existing on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j)            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.03;

(k)           Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Agreement;

(l)            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)          leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n)           Liens arising from Uniform Commercial Code (or equivalent statutes) financing statements or PPSA registration statements or recordation filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens in favor of the Borrower or any Subsidiary Guarantor;

(p)           Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s clients at which such equipment is located;

(q)           Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(r)            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(s)            deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(t)            other Liens securing obligations not exceeding $50,000,000 at any one time outstanding;

(u)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w)          Liens (i) of a collection bank arising under Section 4—210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x)           Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under Section 7.03; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalent;

(y)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(aa)         Liens securing the Obligations and Liens securing Cash Management Services (as defined in the ABL Credit Agreement);

(bb)         Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(cc)         the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(dd)         restrictive covenants affecting the use to which real property may be put, provided, however, that the covenants are complied with;

(ee)         security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(ff)          zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(gg)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(hh)         [Reserved];

(ii)           rights of a seller of unpaid goods in respect of such goods at common law or under the Bankruptcy and Insolvency Act (Canada) and other applicable legislation;

(jj)           the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the crown under Canadian law and any statutory exceptions to title under Canadian law;

(kk)         customary transfer restrictions and purchase options in joint venture and similar agreements;

(ll)           Liens created pursuant to the ABL Collateral Documents, securing Indebtedness incurred pursuant to Section 7.03(b)(i)(x) in favor of the ABL Collateral Agent, so long as same is at all times subject to the Intercreditor Agreement;

(mm)      (x) Liens incurred to secure any Indebtedness or any obligation in respect thereof permitted to be incurred pursuant to Section 7.03; provided that, with respect to Liens securing obligations permitted under this clause (mm), at the time of incurrence and after giving pro forma effect thereto, (i) to the extent secured by the Collateral, such obligations are secured on either a pari passu or junior basis with the Obligations, (ii) no Event of Default shall have occurred and be continuing and (iii) the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00 as of the last day of the Relevant Reference Period and (y) Liens securing obligations in respect of any Refinancing Indebtedness in respect of Indebtedness described in sub-clause (x) of this clause (mm); provided, that in the case of any Additional First Lien Indebtedness, such Indebtedness shall be subject to the Additional First Lien Intercreditor Agreement and, in the case of any Additional Junior Lien Indebtedness, such Indebtedness shall be subject to the Additional Junior Lien Intercreditor Agreement; and

(nn)         Liens on the Collateral securing obligations in respect of (i) Permitted First Priority Refinancing Debt (and Permitted Refinancings thereof), (ii) Permitted Junior Priority Refinancing Debt (and Permitted Refinancings thereof), and (iii) Incremental Equivalent Debt (and Permitted Refinancings thereof).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Refinancing” means, with respect to any Person, any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness of such Person (including, for the avoidance of doubt, any one or more successive modifications, replacements, refinancings, refundings, renewals or extensions); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable amounts paid (including original issue discount and upfront fees), and fees and expenses reasonably incurred, in connection with such modification, replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, replacement, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has (except by virtue of prior scheduled amortization or prepayments of the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, replaced, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, replacement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended, (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (f) any such modification, replacement, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended, (g) in the case of a “Permitted Refinancing” of Permitted First Priority Refinancing Debt, such Indebtedness meets the requirements of clauses (i), (iii), (v), (vi) and (vii) of the definition of “Permitted First Priority Refinancing Debt” (or if such Indebtedness is to be secured on a junior basis to the Obligations or to be unsecured, the requirements of succeeding clause (h) or (i) below, as applicable), (h) in the case of a “Permitted Refinancing” of Permitted Junior Priority Refinancing Debt, such Indebtedness meets the requirements of clauses (i), (iii), (v), (vi) and (vii)

of the definition of “Permitted First Priority Refinancing Debt” (or if such Indebtedness is to be unsecured, the requirements of succeeding clause (i) below) and (i) in the case of  a “Permitted Refinancing” of Permitted Unsecured Refinancing Debt, such Indebtedness meets the requirements of clauses (iv) and (v) of the definition of “Permitted Unsecured Refinancing Debt”.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to purchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, and (v) such Indebtedness is not secured by any Lien on any property or assets of the Company or any Subsidiary.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prior Credit Agreement” means the “Existing Credit Agreement” as defined in the Existing Credit Agreement.

“Pro Rata Share” means, with respect to each Lender, (i) at or prior to the funding on the Restatement Effective Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments of all Lenders at such time and (ii) at any other time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans of the applicable Class of such Lender at such time and the denominator of which is the aggregate principal amount of the Loans of the applicable Class of all Lenders at such time.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Projections” shall have the meaning set forth in Section 6.01(c).

“Qualifying Lender” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recapitalization” has the meaning set forth in the preliminary statements to this Agreement.

“Recapitalization Agreement” means the Agreement and Plan of Merger, dated as of June 30, 2006, between the MergerCos, Bain Paste Finco, LLC, Blackstone Paste Finco, LLC, and the Borrower, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of September 1, 2006.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” has the meaning set forth in Section 7.03(b)(xiii).

“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent

Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same interest margins and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Lenders” means, at any time, any Lender that has a Refinancing Term Commitment of a given Refinancing Series or a Refinancing Term Loan of a given Refinancing Series at such time.

“Refinancing Term Loans” means one or more term loans hereunder that result from a Refinancing Amendment.

“Refunding Capital Stock” has the meaning set forth in Section 7.02(b)(ii)(A).

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the FRB as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Reference Period” means (i) in the case of any determination of EBITDA and Consolidated Total Indebtedness (and any component definitions used therein) for purposes of computing the Consolidated Total Leverage Ratio as used in the definition of “Required Percentage”, the Excess Cash Flow Period then most recently ended and (ii) in the case of any determination of (1) the Fixed Charge Coverage Ratio, (2) the Fixed Charge Coverage Ratio Incurrence Test, (3) the Consolidated Secured Debt Ratio, or (4) the Consolidated Total Leverage Ratio (other than as used in the definition of “Required Percentage”), (and the component definitions used in any of the foregoing), the Test Period then most recently ended for which internal financial statements are available immediately preceding the date on which the Specified Transaction for which such calculation is being made shall occur.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived, and includes a Pension Event.

“Repricing Transaction” (a) any prepayment, repayment, refinancing, conversion,

substitution or replacement of all or a portion of the Loans of a given Class with the incurrence by the Borrower of any Indebtedness (including any Replacement Term Loans) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement, the primary purpose of which is to reduce the Effective Yield of such Indebtedness relative to the Effective Yield of such Loans of a given Class so prepaid, repaid, refinanced, converted, substituted or replaced and (b) any amendment to this Agreement the primary purpose of which is to reduce the Effective Yield applicable to the Loans of a given Class; but excluding, in any such case, any refinancing of Loans of a given Class in connection with a Change of Control.  Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Loans of the applicable Class.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of  (a) the Total Outstandings under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided, that (a) if the Consolidated Total Leverage Ratio at the end of the applicable Excess Cash Flow Period is less than 6.00:1.00 but greater than or equal to 5.00:1.00, such percentage shall be 25%, and (b) if the Consolidated Total Leverage Ratio at the end of the applicable Excess Cash Flow Period is less than 5.00:1.00, such percentage shall be 0%.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Restatement Effective Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means January 28, 2013, the date on which all of the conditions precedent to the amendment and restatement of the Existing Credit Agreement shall have been satisfied.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (except for those Liens in favor of the ABL Collateral Agent for the benefit of the ABL Lenders, nonconsensual Liens described in the definition of Permitted Liens and Liens described in clauses (w) and (z)(i) and (z)(ii) of the definition of Permitted Liens, and Liens securing Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or any Additional First Lien Indebtedness or Additional Junior Lien Indebtedness permitted by this Agreement) or (iii) are not otherwise generally available for use by the

Borrower or such Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.02(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means, with respect to disbursements and payments, immediately available funds in Dollars.

“Sanctions Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Act, the Executive Order, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended)  or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and with respect to which, at or prior to the time that such Swap Contract is entered into, the Borrower (or another Loan Party) and the Hedge Bank party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent that such Swap Contract has been entered into and that it constitutes a “Secured Hedge Agreement” entitled to the benefits of the Collateral Documents, the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect).

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent,

the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each Supplemental Administrative Agent appointed by the Administrative Agent from time to time pursuant to Section 9.13.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G-1 attached to the Existing Credit Agreement, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as applicable.

“Senior Notes” means $1,000,000,000 in aggregate principal amount of the Borrower’s 7¾% senior unsecured notes due 2018 (as reduced by any prepayment, redemption or retirement thereof).

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of October 21, 2010, providing for the issuance by the Borrower of $800,000,000 aggregate principal amount of its 7¾% senior unsecured notes due 2018, as amended by that certain Supplemental Indenture, dated as of September 27, 2012, providing for the issuance by the Borrower of an additional $200,000,000 aggregate principal amount of its 7¾% senior unsecured notes due 2018, and as otherwise amended, supplemented or modified from time to time.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 7.03, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Subordinated Notes” means $400,000,000 in aggregate principal amount of the Borrower’s 11-3/8% senior subordinated notes due 2016 (as reduced by any prepayment, redemption or retirement thereof).

“Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of October 31, 2006, as amended, supplemented or modified from time to time.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Restatement Effective Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto (including, for avoidance of doubt, any sourcing companies created in connection with any of the foregoing).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(iii)(D) substantially in the form of Exhibit O attached hereto.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit P attached hereto, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Discount” has the meaning specified in Section 2.05(a)(iii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(iii)(B) substantially in the form of Exhibit K attached hereto.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit L attached hereto, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(iii)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(iii)(B)(3).

“Specified Legal Expenses” means all attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating or defending or preparing to investigate or defend any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative or investigative) arising out of or related to (i) the Borrower’s compensation practices (including option grants) prior to the Closing Date, (ii) any disclosure or alleged lack of disclosure on the part of the Borrower or any of its directors or officers regarding the beneficial ownership of any securities of the Borrower prior to the Closing Date by any such director or officer (or any trust established for the benefit of any such director or officer or any family member thereof), (iii) any transaction prior to the Closing Date involving any securities of the Borrower alleged to have been engaged in by any such Person, (iv) any alleged deficiencies in the

Borrower’s financial reporting, internal control over financial reporting or disclosure controls prior to the Closing Date and procedures relating to any of the foregoing, and (v) any alleged bad faith, breach of fiduciary duty or other act or omission on the part of any director or officer of the Borrower relating to any of the foregoing, together in each case with all damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement arising out of or incurred in connection with any of the foregoing (including all amounts paid to or on behalf of other Persons in connection with any of the foregoing pursuant to any indemnification agreements, arrangements or obligations).

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a) (with respect to organizational existence only), 5.02 (a), 5.04, 5.13, 5.16, 5.17 and 5.19.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other transaction that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis”.

“Sponsor Management Agreement” means the management agreements between certain of the management companies associated with the Investors and the Borrower, as in effect on the Closing Date and as amended, supplemented, amended and restated, replaced or otherwise modified from time to time after the date hereof, provided, however, that the terms of any such amendment, supplement, amendment and restatement or replacement agreement are not, taken as a whole, less favorable to the Lenders in any material respect than the agreement in effect on the Closing Date.

“Springing Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Submitted Amount” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Subordinated Indebtedness” means, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty).

“Subsidiary” means, with respect to any Person (a)    any corporation, association, unlimited liability company, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (b) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, the Domestic Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Subsidiary Guaranty” means, collectively, (a) the Subsidiary Guaranty made by the Domestic Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1 attached to the Existing Credit Agreement and (b) each other guaranty and Guaranty Supplement delivered pursuant to Section 6.11.

“Successor Borrower” has the meaning set forth in Section 7.06(a)(i).

“Successor Guarantor” has the meaning set forth in Section 7.06(c)(i)(A).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Commitments” means, as to each Term Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount specified opposite such Lender’s name in Schedule 2.01 hereto under the caption “Term B Loan Commitment” or in the Assignment and Assumption Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption Agreement, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment.  The initial amount of each Term Lender’s Term Commitment is specified in Schedule 2.01 hereto under the caption “Term Commitment” or, otherwise, in the Assignment and Assumption Agreement, Incremental Amendment, Refinancing Amendment or Extension Amendment, pursuant to which such Lender shall have assumed its Commitment, as the case may be.  The initial aggregate amount of the Term Commitments is $1,640,000,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or an outstanding Loan at such time.

“Term B Loan” means the term loans made by the Lenders on the Restatement Effective Date to the Borrower pursuant to Section 2.01.

“Term Loan Increase” has the meaning specified in Section 2.17(a).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Threshold Amount” means $75,000,000.

“TL Priority Collateral” means all “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower or such other Person as may be expressly stated and calculated on a pro forma basis in respect of any test or covenant hereunder.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans or all Loans under a given Facility, as applicable.

“Transaction” means the transactions related to or incidental to, consisting of or in connection with (a) the refinancing of the Existing Credit Agreement and the other transactions contemplated thereby, (b) the making of the Borrowings hereunder on the Restatement Effective Date, (c) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party, (d) the redemption of a portion of the Senior Subordinated Notes and (e) the payment of the Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transaction, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options in connection therewith.

“Treasury Capital Stock” has the meaning set forth in Section 7.02(b)(ii)(A).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” has the meaning set forth in Section 4.01(c).

“Unfunded Pension Liability” means, at a point in time, the excess of a Pension Plan’s benefit liabilities, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(i)            any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(ii)           such designation complies with the covenant described under Section 7.02;

(iii)          each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary; and

(iv)          immediately after giving effect to such designation, no Default shall have occurred and be continuing.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (I) no Default shall have occurred and be continuing and (II) either (A) the Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test, on a pro forma basis taking into account such designation or (B) immediately after giving pro forma effect to such designation, as if such designation had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly—Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly—Owned Subsidiaries of such Person or by such Person and one or more Wholly—Owned

Subsidiaries of such Person.

SECTION 1.02.  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)           For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

SECTION 1.03.  Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Debt Ratio (including compliance with the Consolidated Secured Debt Ratio set forth in the definition of Maturity Date), the Consolidated Total Leverage Ratio and Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction in a manner consistent with the pro forma adjustments contemplated by the respective definition of Consolidated Secured Debt Ratio, the Consolidated Total Leverage Ratio, Fixed Charge Coverage Ratio and Maturity Date, as the case may be.

(c)           The principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.

SECTION 1.04.  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.  References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07.  Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08.  Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). For purposes of calculating the Consolidated Secured Debt Ratio and Consolidated Total Leverage Ratio, the equivalent in Dollars of any Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such other Indebtedness.

SECTION 1.09.  Change of Currency.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01.  The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Lender’s Term Commitment on the Restatement Effective Date.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02.  Borrowings, Conversions and Continuations of Loans.  (a)   Each Borrowing, each conversion of Loans of a given Class from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or conversion of any Eurocurrency Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof, or such other amount as requested by the Borrower from time to time and agreed to by Administrative Agent in its sole discretion.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or such other amount as requested by the Borrower from time to time and agreed to by Administrative Agent in its sole discretion.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing (and the applicable Class thereof), a conversion of Loans of a given Class from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01 (or in any applicable Extension Amendment, Incremental Amendment or Refinancing Amendment) and Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of DBNY with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require by  written notice to the Borrower that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in DBNY’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans of a given Class from one Type to the other, and all continuations of Loans of a given Class as the same Type, there shall not be more than eight (8) Interest Periods in effect (or such greater number as may be acceptable to the Administrative Agent); provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  [RESERVED].[RESERVED].Prepayments.  (a) Optional.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (4) any prepayment of Term B Loans made prior to the first anniversary of the Restatement Effective Date in connection with a Repricing Transaction shall be accompanied by the payment of the fee described in Section 2.09(b).  Each such notice shall specify the date and amount of such prepayment, the Class(es) and Type(s) of Loans to be prepaid (such Class(es) and Type(s) of Loans to be selected by the Borrower) and the manner in which the Borrower elects to have such prepayment applied to scheduled repayments of Loans of a given Class required pursuant to

Section 2.07; provided that in the event such notice fails to specify the manner in which the respective prepayment shall be applied to scheduled repayments of such Class of Loans required pursuant to Section 2.07, such prepayment of such Class of Loans shall be applied in direct order of maturity to scheduled repayments thereof required pursuant to Section 2.07.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans of a given Class pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the outstanding Loans of a given Class, which refinancing shall not be consummated or shall otherwise be delayed.

(iii)          Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of ABL Loans or Incremental Term Loans are used for this purpose, any Company Party may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or any Holdco, the Borrower or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A)          Any Company Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(iii); provided that no Company Party shall initiate any action under this Section 2.05(a)(iii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)          (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(B)), (III) the

Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Company Party to the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(2)           Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)           If there is at least one (1) Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)          (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Company Party to the Auction Agent) (the “Discount Range Prepayment Response Date”).  Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2)           The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C).  The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)           If there is at least one (1) Participating Lender, the relevant Company Party will prepay the respective outstanding Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)          (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the applicable Company Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Company Party to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the

Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2)           The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party in its sole discretion (the “Acceptable Discount”), if any.  If the Company Party elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, then in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(iii)(D).  If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Company Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such

Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)           In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from a Company Party in connection therewith.

(F)           If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Loans on the Discounted Prepayment Effective Date, without premium or penalty.  The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments.  The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Loans pursuant to this Section 2.05(a)(iii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Term Lenders in accordance with their respective Pro Rata Share or other applicable share hereunder.  The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)          To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(iii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Company Party.

(H)          Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(iii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)            Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(iii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(iii) as well as activities of the Auction Agent.

(J)            Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(iii) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)           Mandatory.  (i)  Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to (A) the Required Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the aggregate amount of all voluntary prepayments of Loans (excluding prepayments pursuant to Section 2.05(a)(iii)) during such Excess Cash Flow Period to the extent such prepayments are not funded with the proceeds of Indebtedness.

(ii)           (A) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds.

(B) If the Borrower incurs or issues any Credit Agreement Refinancing Indebtedness (other than solely by means of extending or renewing then existing Credit Agreement Refinancing Indebtedness of the type described in clause (a), (b) or (c) of the definition thereof without resulting in any Net Proceeds), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of the Net Proceeds of such Credit Agreement Refinancing Indebtedness on the date such Credit Agreement Refinancing Indebtedness is incurred or issued.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(b)(ii)(B) if such prepayment would have resulted from the incurrence of issuance of Credit Agreement Refinancing Indebtedness, which incurrence or issuance shall not be consummated or shall otherwise be delayed.

(iii)          The amount of each principal repayment of Loans made as required by this Section 2.05(b) shall be applied pro rata to each Class of Loans (based upon the then outstanding principal amounts of the respective Classes of Loans); provided, that (A) any prepayment of Loans with the Net Proceeds of, or in exchange for, Credit Agreement Refinancing Indebtedness may be applied to the applicable Class or Classes of Refinanced Debt selected by the Borrower, and (B) at the request of the

Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis.  Each prepayment of Loans of a given Class pursuant to this Section 2.05(b) shall be applied in direct order of maturity to scheduled repayments of such Loans required pursuant to Section 2.07 and each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(iv)          The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and shall specify the Class(es) and Type(s) of Loans to be prepaid (such Class(es) and Type(s) of Loans to be selected by the Borrower in accordance with Section 2.05(b)(iii)).  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(c)           Asset Sale/Casualty Event Offer to Purchase.  (i)  Within 450 days after the receipt of any Net Proceeds of any Asset Sale or Casualty Event, the Borrower or the applicable Restricted Subsidiary, at its option, may apply cash in an amount equal to the Net Proceeds from such Asset Sale or Casualty Event (A) (I) if the assets subject to the respective Asset Sale or Casualty Event constituted TL Priority Collateral (x) to make an offer to the Appropriate Lenders to prepay Loans in accordance with the procedures set forth below for an Asset Sale/Casualty Event Offer, with each such prepayment pursuant to this Section 2.05(c) to be applied ratably to each Class of Loans then outstanding; provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis, or (y) to make an offer to purchase, prepay or permanently reduce Permitted First Priority Refinancing Debt, Incremental Equivalent Debt that is secured on a pari passu basis (without regard to control of remedies) with the Obligations or other Indebtedness permitted by Section 7.03 that is secured on a pari passu basis (without regard to control of remedies) with the Obligations (or, in each case, any Indebtedness pursuant to a Permitted Refinancing in respect thereof that is secured on a pari passu basis (without regard to control of remedies) with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with such Net Proceeds from such Asset Sale or Casualty Event (such Permitted First Priority Refinancing Debt, Incremental Equivalent Debt or other Indebtedness permitted by Section 7.03 that is incurred after the Restatement Effective Date or, in each case, any Indebtedness pursuant to a Permitted Refinancing in respect thereof and secured by a Permitted Lien on a pari passu basis (without regard to control of remedies) with the Obligations (“Other Applicable Indebtedness”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (I)(y), (1) the Borrower or such Restricted Subsidiary shall permanently retire such Indebtedness and, in the case of obligations under revolving credit facilities or other similar Indebtedness, shall correspondingly permanently reduce commitments with respect thereto (other than obligations owed to the Borrower or a Restricted Subsidiary) and (2) the Borrower or such Restricted Subsidiary will equally and ratably reduce the amount of Indebtedness outstanding under this Agreement by, at its option, prepaying Loans in accordance with Section 2.05(a) or making an offer to all Appropriate Lenders to prepay their Loans in accordance with the  procedures set forth below for an Asset Sale/Casualty Event Offer, or (II) if the assets subject to the respective Asset Sale or Casualty Event constituted ABL Priority Collateral, to repay outstanding ABL Loans as, and to the extent, required by any “cash sweep” provisions in the ABL Credit Agreement, or (B) so long as no Event of Default then exists, to acquire Additional Assets; provided, however, that, if the assets subject to the respective Asset Sale or Casualty Event constituted TL Priority Collateral, any such Additional Assets so acquired shall constitute TL Priority Collateral and concurrently with their acquisition shall be added to the Collateral securing the Secured Obligations in accordance with the provisions of Section 6.11 and the Collateral Documents, and provided, further, that to the extent such Additional Assets constitute the Capital Stock of any Person that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and Section 6.11, the assets of such Person that may be used or useful in a Similar Business are, in accordance with the provisions of Section 6.11 and the Collateral Documents, concurrently with the acquisition added to the Collateral securing the Secured Obligations.  Notwithstanding the foregoing, if during such 450-day period the Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds of any Asset Sale or Casualty Event to acquire Additional Assets pursuant to clause (B) of this Section 2.05(c), then, so long as no Event of Default then exists, such 450-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement).

(ii)           Any Net Proceeds from the Asset Sale or the Casualty Event, as the case may be, that are not invested or applied as provided and within the time period set forth in Section 2.05(c)(i) will be deemed to constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $100,000,000, the Borrower shall (x) make an offer within ten (10) Business Days after the date that Excess Proceeds exceed $100,000,000 to all Appropriate Lenders in accordance with the procedures set forth below for an Asset Sale/Casualty Event Offer, to prepay the maximum aggregate principal amount of Loans that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment in accordance with the terms contemplated in this Section 2.05(c); and (y) prepay all the Loans of such Lenders properly accepting such offer of prepayment in accordance with such Asset Sale/Casualty Event Offer (subject to the proration provisions set forth in paragraph (v) of this Section 2.05(c)).  The Borrower may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale or a Casualty Event, as the case may be, by making an Asset Sale/Casualty Event Offer with respect to such Net Proceeds prior to the expiration of the relevant 450-day period or with respect to Excess Proceeds of $100,000,000 or less.

(iii)          An “Asset Sale/Casualty Event Offer” means a notice delivered to the Administrative Agent (which will promptly furnish such notice to the Appropriate Lenders) stating:

(I)            that an Asset Sale/Casualty Event Offer is being made pursuant to this Section 2.05(c) and that such Lender has the right to require the Borrower to prepay all or a portion of such Lender’s applicable Class(es) of Loans (subject to the proration provisions set forth in paragraph (v) of this Section 2.05(c)) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment; and

(II)          the prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed).

(iv)          On the prepayment date, the Borrower (subject to the proration provisions set forth in paragraph (v) of this Section 2.05(c)) shall prepay the applicable Class(es) of Loans of all Appropriate Lenders who accept the Asset Sale/Casualty Event Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment.  If at the time of any prepayment pursuant to this Section 2.05(c) there shall be outstanding Borrowings of different Types or Eurocurrency Rate Loans with different Interest Periods, and if some but not all

Lenders shall have accepted such Asset Sale/Casualty Event Offer, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Borrowing that comprises the Loans of the accepting Lenders.  All prepayments of Loans under this Section 2.05(c) shall be subject to Section 2.05(d).

(v)           To the extent that the aggregate amount of the Loans accepted pursuant to an Asset Sale/Casualty Event Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the terms of this Agreement.  If the aggregate principal amount of the Loans accepted in an Asset Sale/Casualty Event Offer exceeds the amount of Excess Proceeds, the prepayment shall be applied against such Loans on a pro rata basis based on the principal amount of the Loans tendered for acceptance.  Upon completion of any such Asset Sale/Casualty Event Offer, the amount of Excess Proceeds related to such Asset Sale/Casualty Event Offer shall be reset to zero (regardless of whether or not there are any remaining Excess Proceeds upon such completion).

(vi)          Pending the final application of any Net Proceeds pursuant to this Section 2.05(c), the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(vii)         Each prepayment of Loans pursuant to this Section 2.05(c) shall be applied in direct order of maturity to scheduled repayments of Loans required pursuant to Section 2.07.

(d)           Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.06.  Termination of Commitments.  The Term Commitments of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Term B Loan pursuant to Section 2.01.

SECTION 2.07.  Amortization of Loans.

(a)           The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders providing Term B Loans (i) on the last Business Day of each July, October, January and April, commencing with the last Business Day of July, 2013, an aggregate amount equal to 0.25% of the aggregate principal amount of Term B Loans outstanding on the Restatement Effective Date (as such scheduled amortization amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 or in connection with any Extension as provided in Section 2.16) and (ii) on the Maturity Date for Term B Loans, the aggregate principal amount of all such Term B Loans outstanding on such date.

(b)           The amount of any such payment set forth in clause (a) above shall be adjusted to account for the addition of any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans to contemplate (i) the reduction in the aggregate principal amount of any Loans that were paid down in connection with the incurrence of such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, and (ii) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

SECTION 2.08.  Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           All computations of interest hereunder shall be made in accordance with Section 2.10.

SECTION 2.09.  Fees.  (a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b)           At the time of the effectiveness of any Repricing Transaction that is consummated on or prior to the first anniversary of the Restatement Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term B Loans that are either prepaid, refinanced, substituted, replaced or otherwise subjected to a repricing reduction in connection with such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Term B Loans prepaid, refinanced, substituted or replaced (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Term B Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction.  Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

SECTION 2.10.  Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by DBNY’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11.  Evidence of Indebtedness.  (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes payable to such Lender, which shall evidence such Lender’s Loans of the applicable Class or Classes in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12.  Payments Generally.  (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. on the relevant date shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders ratably in accordance with such Lender’s pro rata share of the Outstanding Amount of all Classes of Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13.  Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14.  Provisions Applicable to Canadian Loan Parties.  (a) For the purposes of the Interest Act (Canada), to the extent applicable, whenever any interest payable by a Canadian Subsidiary Guarantor is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such calculation.

(b)           Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by a Canadian Loan Party under any Loan Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to such Loan Document in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Canadian Loan Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Canadian Loan Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws.  For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence for the purposes of such determination.

(c)           For the purposes of the Interest Act (Canada), to the extent applicable, the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 2.15.  Refinancing Amendments  At any time after the Restatement Effective Date, the Borrower may obtain from any Lender or any Additional Lender Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class(es) of the Loans then outstanding under this Agreement (which for this purpose will be deemed to include any then outstanding Class(es) of Loans, Extended Term Loans, Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) except as otherwise provided in Sections 2.05(a)(i), 2.05(b)(iii) and 2.05(c)(i) or as may be agreed to by the Lenders and Additional Lenders providing such Credit Agreement Refinancing Indebtedness in the respective Refinancing Amendment, each Class of Refinancing Term Loans shall be prepaid and repaid (or offered to be repaid in the case of Section 2.05(c)) on a pro rata basis with all voluntary prepayments and mandatory prepayments (other than amortization payments) of the other Classes of Loans and (iv) otherwise be treated hereunder no more favorably, including with respect to covenants and events of default, than the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in such Refinancing Amendment and Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (including Mortgage amendments) in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.  Each tranche of Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $50,000,000.  The Administrative

Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Commitments), (ii) provide certain class protection to the Lenders and Additional Lenders providing such Credit Agreement Refinancing Indebtedness with respect to voluntary prepayments and mandatory prepayments, (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.16.  Extended Term Loans.

(a)           The Borrower may at any time and from time to time request that all or a portion of the Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Loans under the applicable Existing Term Loan Tranche to which such amended Extended Term Loans relate, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have optional prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Loans then outstanding hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Existing Term Loan Tranche (as originally in effect prior to any amortization or prepayments thereto) and (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement and the

Intercreditor Agreement are then in effect).  Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased).  Each Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $50,000,000 and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request, which may be waived by the Borrower in its sole discretion.

(b)           The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as shall be acceptable to the Administrative Agent in any given case), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.  No Lender shall have any obligation to agree to have any of its Loans of any Existing Term Loan Tranche amended (and converted into Extended Term Loans) pursuant to any Extension Request.  Any Lender (each, an “Extending Term Lender”) wishing to have all or a portion of its Loans under the Existing Term Loan Tranche subject to such Extension Request amended and converted into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Term Loan Tranche which it has elected to request be amended and converted into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate principal amount of Loans under the Existing Term Loan Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be amended and converted to Extended Term Loans on a pro rata basis based on the aggregate principal amount of Loans included in each such Extension Election.

(c)           Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in Section 2.16(a) above (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and such other conditions as may be specified in the applicable Extension Amendment, the Extension Minimum Condition (unless waived by the Borrower) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby (x) agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Loans required pursuant to Section 2.07), (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment and (y) consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment).

(d)           No conversion, amendment or extension of Loans pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)           This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

(f)            In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Loans under the applicable Existing Term Loan Tranche in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Loans were initially amended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in clause (i), (ii), (iii) and (iv) of the last sentence of Section 2.16(c).

SECTION 2.17.  Incremental Borrowings.

(a)           Incremental Term Commitments.  The Borrower may at any time or from time to time after the Restatement Effective Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments which may be of the same Class as any outstanding Loans (a “Term Loan Increase”) or a new Class of term loans

(collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)           Incremental Term Loans.  Any Incremental Term Loans (other than Term Loan Increases) made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement.  On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto.  Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Loans and be treated as the same Class as any of such Loans.

(c)           Incremental Loan Request.  Each Incremental Loan Request from the Borrower pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.  Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Term Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Term Commitment) or by any other bank or other financial institution or other institutional lenders (any such other bank, other financial institution or other institutional lenders being called an “Additional Incremental Lender”) (each such existing Lender or Additional Incremental Lender providing such Commitment or Loan, collectively, the “Incremental Term Lenders”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Incremental Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Incremental Lender.

(d)           Effectiveness of Incremental Amendment.  The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)            no Event of Default shall exist after giving effect to such Incremental Term Commitments; provided that, with respect to any Incremental Amendment the primary purpose of which is to finance an Acquisition or any other Investment permitted by this Agreement constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person, this clause (i) may be waived or omitted by Incremental Term Lenders holding more than 50% of the aggregate Incremental Term Commitments under such Incremental Amendment;

(ii)           the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that, with respect to any Incremental Amendment the primary purpose of which is to finance an Acquisition or any other Investment permitted by this Agreement constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person, this clause (ii) (other than with respect to the Specified Representations) may be waived or omitted (or the scope or content of any representation and warranty modified) by Incremental Term Lenders holding more than 50% of the aggregate Incremental Term Commitments under such Incremental Amendment; provided further that the accuracy of the Specified Representations may not be waived without the consent of the Required Lenders;

(iii)          each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence);

(iv)          the aggregate principal amount of the Incremental Term Loans shall not exceed (A) $500,000,000 in the aggregate pursuant to this clause (A) or (B) at the Borrower’s option, up to an amount of Incremental Term Loans so long as the Consolidated Secured Debt Ratio is no more than 3.25 to 1.00 as of the last day of the Relevant Reference Period, after giving effect to any such incurrence on a pro forma basis (such amounts under this clause (A) and (B), the “Available Incremental Amount”); and

(v)           (A) to the extent reasonably requested by the Administrative Agent, the receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date (conformed as appropriate) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Incremental Term Loans are provided with the benefit of the applicable Loan Documents, and (B) to the extent provided in the applicable Incremental Amendment, such other conditions as the Borrower and the Lenders providing such Incremental Term Commitments may agree.

(e)           Required Terms.  The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Term Lenders providing such Incremental Term Commitments, and except as otherwise set forth herein, to the extent not identical to the Loans existing on the Incremental Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise as reasonably satisfactory to the Administrative Agent (it being understood that covenants and other provisions that are only applicable after the Latest Maturity Date at the time of such Incremental Facility Closing Date shall be as agreed between the Borrower and the applicable Incremental Term Lenders and need not be reasonably satisfactory to the Administrative Agent); provided that in the case of a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, original issue discount or similar fees) to the applicable Loans being increased, as existing on the Incremental Facility Closing Date.  In any event:

(i)            the Incremental Term Loans:

(A)          shall rank (I) pari passu in right of payment and (II) pari passu or junior in right of security with the Loans (and shall be subject to an Additional Junior Lien Intercreditor Agreement or an Additional First Lien Intercreditor Agreement, as applicable) or be unsecured;

(B)          as of the Incremental Facility Closing Date, shall not have a Maturity Date earlier than the Latest Maturity Date with respect to any Loans as of the Incremental Facility Closing Date;

(C)          subject to clause (e)(i)(B) above, shall have an amortization schedule as determined by the Borrower and the applicable Incremental Term Lenders, provided that, as of the Incremental Facility Closing Date, such Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date of incurrence of such Incremental Term Loans,

(D)          shall have an Applicable Rate subject to clause (e)(ii) below, determined by the Borrower and the applicable Incremental Term Lenders;

(E)           shall have fees determined by the Borrower and the applicable Incremental Term Loan arranger(s);

(F)           may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness) in any mandatory repayments or prepayments of principal of the Loans hereunder (or, if junior in right of payment or security, shall be on a junior basis with respect thereto); and

(G)          may not be (x) secured by any assets other than Collateral or (y) guaranteed by any Person other than a Guarantor.

(ii)           the Effective Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Incremental Term Loans made under Incremental Term Commitments, in each case, that are secured on a pari passu basis with the Obligations, the Effective Yield applicable to such Incremental Term Loans shall not be greater than the applicable Effective Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to the Term B Loans is increased so as to cause the then applicable Effective Yield under this Agreement on the Term B Loans to equal the Effective Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that any increase in the Effective Yield to the Term B Loans due to the application or imposition of a Eurocurrency Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency Rate or Base Rate floor applicable to the Term B Loans.

(f)            Incremental Amendment.  Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental

Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender providing such Commitments and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien subordination and associated rights of the applicable Lenders to the extent any Incremental Term Loans are to rank junior in right of security.  The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(g)           This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01.  Taxes.  (a) Except as provided in this Section 3.01 or Section 10.15, any and all payments by the Loan Parties to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income or net profits (including branch profits), franchise (and similar) taxes imposed on it in lieu of net income taxes by any jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, maintains a Lending Office or with which such Agent or such Lender otherwise has a present or former connection (other than any such connection arising solely from such Agent or such Lender having executed, delivered, become party to, received or perfected a security interest hereunder or performed its obligations or received a payment hereunder, enforced, sold or assigned its interest in, any Loan Document), and any U.S. federal withholding taxes imposed pursuant to FATCA, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities with respect thereto being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by any Laws to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) such Loan Party shall make such deductions and withholdings, (iii) such Loan Party shall pay the full amount deducted and withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as reasonably possible thereafter), such Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  If any Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Loan Party shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b)           In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document other than, for the avoidance of doubt, any excluded taxes or other similar excluded amounts described in Section 3.01(a) above (all such taxes payable pursuant to this Section 3.01(b) hereinafter referred to as “Other Taxes”).

(c)           Subject to Section 10.15, each Loan Party agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides such Loan Party with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.  The obligations of the Loan Parties under this Section 3.01(c) shall be joint and several.  Notwithstanding anything to the contrary in this Agreement, the obligations of the Loan Parties under this Section 3.01(c) shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder and the termination of this Agreement.

(d)           No Loan Party shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a Change in Law to the extent such Taxes result from a Change in Law).

(e)           If at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)            If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Loan Party, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at such Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of any Loan Party or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02.  Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03.  Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04.  Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.  (a) If any Lender reasonably determines that as a result of a Change in Law, in each case after the Restatement Effective Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c), and (iv) any taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto that are excluded from the definition of “Taxes” pursuant to Section 3.01(a)), then from time to time within fifteen (15) days after receipt of such demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, in each case after the Restatement Effective Date, regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender, as the case may be, within fifteen (15) days after demand by such Lender setting forth in reasonable detail the particulars of such reduction, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice. Notwithstanding anything to the contrary contained above in this clause (c), the Borrower shall not be obligated to pay any additional amounts pursuant to this clause (c) to the extent such amounts are already included in the calculation of the Eurocurrency Rate pursuant to clause (b) of the definition thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05.  Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding any loss of anticipated profit) actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan prior to the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06.  Matters Applicable to All Requests for Compensation.  (a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(d) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07.  Replacement of Lenders under Certain Circumstances(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable

Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to all of such Lender’s Commitments and outstanding Loans (or, with respect to clause (a)(iii) above, all of its applicable Commitments and outstanding Loans with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment), and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity reasonably satisfactory to the Borrower and the Administrative Agent in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, (i) if the Lender to be replaced is a Non-Consenting Lender, the Borrower shall pay to each Non-Consenting Lender, concurrently with the effectiveness of the respective assignment, the fee set forth in Section 2.09(b) to the extent applicable and (ii) if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption Agreement reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders or all Lenders in accordance with the terms of Section 10.01 or all affected Lenders or all Lenders with respect to a certain Class of Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving a certain Facility, the Required Facility Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 3.08.  Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01.  Conditions to Making of Term B Loans.  The obligation of each Lender to make its Term B Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of (A) this Agreement and (B) the Guarantor Consent and Reaffirmation;

(ii)           a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Restatement Effective Date;

(iii)          evidence that all documents, actions, recordings and filings (including lien searches and the filing of UCC or PPSA financing statements) that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Restatement Effective Date and attaching copies of the Organization Documents of each Loan Party, certified by the Secretary of State of its jurisdiction of organization, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, each dated as of a recent date prior to the Restatement Effective Date;

(v)           (a) opinion from Ropes & Gray LLP, counsel to the Loan Parties substantially in the form of Exhibit I attached hereto and (b) opinions of local counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent to the extent reasonably requested by the Administrative Agent;

(vi)          a certificate signed by a Responsible Officer of the Borrower certifying that there has been no change, effect, event or occurrence since January 28, 2012, that has had or could reasonably be expected to result in a Material Adverse Effect;

(vii)         a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Restatement Effective Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;

(viii)        evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or as additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(ix)          a copy of the irrevocable notice of redemption being delivered on the Restatement Effective Date in connection with the redemption of approximately $137,000,000 of the Senior Subordinated Notes pursuant to, and in accordance with the terms of, the Senior Subordinated Notes Indenture; and

(x)           all accrued but unpaid interest on the Outstanding Term Loans under the Existing Credit Agreement prior to but excluding the Restatement Effective Date shall have been paid in full on the Restatement Effective Date.

(b)           All fees and expenses required to be paid hereunder and invoiced at least three (3) Business Days before the Restatement Effective Date shall have been paid in full in cash.

(c)           The Arrangers and the Lenders shall have received (i) the Audited Financial Statements and the audit report for such financial statements and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended after January 28, 2012 and at least forty-five (45) days before the Restatement Effective Date (collectively, the “Unaudited Financial Statements”), which financial statements described in clauses (i) and (ii) shall be prepared in accordance with GAAP.

(d)           The Arrangers and the Lenders shall have received a certificate from a Responsible Officer of the Borrower certifying compliance with Sections 4.02(a) and (b).

(e)           The Administrative Agent’s shall have received all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime Act, that has been requested by the Administrative Agent in writing prior to the Restatement Effective Date.

SECTION 4.02.  Conditions to All Credit Extensions

The obligation of each Lender to honor any request for Borrowing is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V shall be true and correct in all material respects on and as of the date of the Borrowing; provided that, to the extent that such representations and warranties described in this clause (a) specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that, any representation and warranty described in this clause (a) that is qualified as to “materiality,” “Material Adverse Effect”, or similar language shall be true and correct in all respects on such respective dates.

(b)           No Default shall exist, or would result from the proposed Borrowing or from the application of the proceeds therefrom.

(c)           The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01.  Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) (x) any indenture, mortgage, deed of trust or loan agreement evidencing Indebtedness in an aggregate principal amount in excess of the Threshold Amount or (y) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03.  Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and an implied covenant of good faith and fair dealing.

SECTION 5.05.  Financial Statements; No Material Adverse Effect(a)             The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein or in Schedule 5.05 hereto.

(b)           Since January 28, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent prior to the Restatement Effective Date in connection with the Transaction have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d)           As of the Restatement Effective Date, neither the Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) such liabilities as are set forth in the financial statements described in clause (a) of this Section 5.05, (ii) obligations arising under this Agreement, the ABL Loan Documents, the Senior Notes Indenture and the Senior Subordinated Notes Indenture and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.  No Default.  Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08.  Ownership of Property; Liens.  Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) for Liens permitted by Section 7.01 and (iii) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09.  Environmental Compliance.  (a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list or is adjacent to any such property; (ii) to the knowledge of the Loan Parties or any of their Restricted Subsidiaries, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) to the knowledge of the Loan Parties or any of their Restricted Subsidiaries, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c)           The properties owned, leased or operated by the Borrower and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)           Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)           All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)            Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10.  Taxes.  Except as set forth in Schedule 5.10 or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have filed all Federal, state, provincial and other material tax returns and reports required to be filed, and have paid all material Federal, state, provincial and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11.  ERISA Compliance.  (a)  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code, the PBA and other Federal, state or provincial Laws.

(b)           No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)           Each Canadian Subsidiary is in compliance with the requirements of the PBA and other federal, provincial or state laws with respect to each Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Pension Plan.  No Canadian Subsidiary has any withdrawal liability in connection with a Pension Plan which could reasonably be expected to result in a Material Adverse Effect.  No Pension Event has occurred which could reasonably be expected to result in a Material Adverse Effect.  No lien has arisen, choate or inchoate, in respect of a Canadian Subsidiary or its property in connection with any Pension Plan (save for contribution amounts not yet due), except such liens as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12.  Subsidiaries; Equity Interests.  As of the Restatement Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in their respective Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and the ABL Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.04.  As of the Restatement Effective Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the Restatement Effective Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13.  Margin Regulations; Investment Company Act.

(i)  The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.  The value of the margin stock (within the meaning of Regulation U) owned by the Borrower and its Subsidiaries at any time the extensions of credit hereunder constitute “purpose” credit (within the meaning of Regulation U) does not exceed 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole.

(ii)         None of the Borrower or any Subsidiary Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14.  Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished)

when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15.  Intellectual Property; Licenses, Etc.  Each of the Loan Parties and their Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, rights of privacy and publicity and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The operation of the businesses of any Loan Party or Restricted Subsidiary as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.  Solvency.  On the Restatement Effective Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17.  Subordination of Junior Financing.  The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, the Senior Subordinated Notes Indenture and under any other Junior Financing Documentation.  The Obligations are “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Notes Indenture.

SECTION 5.18.  Labor Matters

.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Borrower or its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.19.  Anti-Terrorism Laws; OFAC(a)    Anti-Terrorism Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, to the extent applicable, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with the Sanctions Laws and Regulations.

(b)           OFAC. Except as could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, manager, officer, agent or employee of the Borrower or any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive

Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01.  Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           within ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending January 28, 2013, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of the impending maturity of any Indebtedness, including the Loans hereunder, the ABL Loans, the Senior Notes or the Senior Subordinated Notes);

(b)           within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c)           no later than ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending January 27, 2014, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such

Projections are based on estimates, information and assumptions believed by the Borrower to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and

(d)           simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (A) and (B), (i) to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent of the Borrower, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of the impending maturity of any Indebtedness, including the Loans hereunder, the ABL Loans, the Senior Notes or the Senior Subordinated Notes).

SECTION 6.02.  Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements (which certificate may be limited to the extent required by accounting rules or guidelines);

(b)           no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the Senior Notes Indenture, the Senior Subordinated Notes Indenture or any other Indebtedness in a principal amount greater than the

Threshold Amount (but excluding material statements or material reports relating to the “borrowing base” or the determination thereof (including appraisals and collateral audits) furnished to any ABL Lender) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)           together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Restatement Effective Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment or offer to purchase under Section 2.05(b) or (c) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (or confirming that there has been no change in such information since the Restatement Effective Date or the date of the last such update);

(f)            promptly, a copy of any final “management letter” received from the Borrower’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of the Borrower;

(g)           promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act;

(h)           (x) on the date of any incurrence of Indebtedness under a revolving credit facility to finance an Acquisition, an Investment or any other Restricted Payment, a certificate from a Responsible Officer certifying as to the aggregate principal amount of such Indebtedness so incurred and the date of such incurrence and (y) on the date of any repayment of Indebtedness under a revolving credit facility with the net proceeds of a Material Disposition, a certificate from a Responsible Officer certifying as to the aggregate principal amount of such Indebtedness so repaid and the date of such repayment; and

(i)            promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail)

the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  For purposes of this Section 6.02, paper copies shall include copies delivered by facsimile transmission or electronically (such as “tif”, “pdf” or similar file formats delivered by email).

SECTION 6.03.  Notices.  (a) Promptly after obtaining knowledge thereof, notify the Administrative Agent of:

(i)            the occurrence of any Default;

(ii)           any loss, damage, or destruction to the Collateral in the amount of $20,000,000 or more, whether or not covered by insurance; and

(iii)          any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (A) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (C) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Restricted Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (D) the occurrence of any ERISA Event or any Pension Event;

(b)           Furnish contemporaneously to the Administrative Agent, a copy of any notice sent to the administrative agent or collateral agent under Sections 5.02(g) and 5.03(a) of the ABL Credit Agreement, if such notice is not otherwise required to be delivered hereunder.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a)(i), (ii) or (iii) or 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04.  Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except in each case, (a) to the extent the failure to pay or discharge the same, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) that are being contested in good faith and by proper actions if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 6.05.  Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.01 or 7.06 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.01 or 7.06.

SECTION 6.06.  Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07.  Maintenance of Insurance.  (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  The Loan Parties shall furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Secured Parties (in their capacity as such), or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Restatement Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties.  Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured.  The Loan Parties shall use commercially reasonable efforts to obtain endorsements to each such casualty or liability policy referred to in this Section 6.07(b) providing that it shall not be canceled, modified in any manner that would cause this Section 6.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.  The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)           The Agents acknowledge that the insurance policies described on Schedule 6.07 are satisfactory to them as of the Restatement Effective Date and are in compliance with the provisions of this Section 6.07.

SECTION 6.08.  Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including, but not limited to, the Act) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.  Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and permit financial statements to be prepared in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10.  Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (subject to customary access agreements) independent public accountants all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11.  Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)           (x) upon the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary that is a Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation of any “Unrestricted Subsidiary” as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”, to the extent such Subsidiary is (or will become) a Domestic Subsidiary and a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) or (y) the formation of Holdco:

(i)            in the case of any such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guaranty Requirement, within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A)  cause each such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Restricted Subsidiary that have a Fair Market Value in excess of $10,000,000 in detail reasonably satisfactory to the Administrative Agent;

(B)  cause (x) each such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Guaranty Supplements, Mortgages with respect to the owned real properties which are identified to the Administrative Agent pursuant to Section 6.11(a)(i)(A), Security Agreement Supplements, a counterpart of the Intercompany Note, a counterpart of the Intercreditor Agreement and other guaranties, security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Mortgages, Security Agreement, Canadian Security Agreement, relevant Guaranty and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Security Agreements and Canadian Security Agreement as in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)  (x) cause each such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)  take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guaranty Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements or PPSA registration statements or recordations and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and

Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and an applied covenant of good faith and fair dealing,

(ii)           in the case of Holdco, within thirty (30) days after such formation, cause Holdco to enter into the Holdco Guaranty and cause Holdco to take all such actions contemplated by subclauses (A), (B), (C) and (D) of Section 6.11(a)(i) above as if Holdco were a “Restricted Subsidiary” and a “direct or indirect parent of a Restricted Subsidiary”,

(iii)          within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iv)          as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent any existing title reports, surveys or environmental assessment reports with respect to each parcel of real property that is owned by such Restricted Subsidiary and has a Fair Market Value in excess of $10,000,000.

(b)           After the Closing Date, concurrently with (x) the acquisition of any material personal property by any Loan Party or (y) the acquisition of any owned real property by any Loan Party with a Fair Market Value in excess of $10,000,000 if such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property.

(c)           If, at any time and from time to time after the Closing Date, any Domestic Subsidiary ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrower shall cause such Subsidiary to become an additional Loan Party and take all the actions contemplated by Section 6.11(a) as if such Subsidiary were a newly-formed Domestic Subsidiary of the Borrower.

(d)           If, at any time after the Closing Date, any Restricted Subsidiary becomes an obligee or obligor of any intercompany Indebtedness, then the Borrower shall cause such Restricted Subsidiary to authorize, execute and deliver a counterpart of the Intercompany Note.

(e)           Use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a lease after the Closing Date for a warehouse or distribution center prior to entering into such lease, to the extent required by the ABL Collateral Agent pursuant to the terms of ABL Credit Agreement.

SECTION 6.12.  Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.13.  Further Assurances and Post-Closing Conditions.  (a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)           In the case of any real property referred to in Section 6.11(a)(i)(A) or 6.11(b), provide the Administrative Agent with Mortgages with respect to such owned real property within thirty (30) days (or such longer period as shall be acceptable to the Administrative Agent in any given case) of the acquisition of such real property, in each case together with:

(i)            evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.04, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)          opinions of local counsel for the Loan Parties in states in which such real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv)          to the extent required by applicable law, flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map; and

(v)           such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages have been taken.

SECTION 6.14.  Corporate Separateness.  (a) Satisfy, and cause each of its

Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular Board of Directors’ meetings or action by directors without a meeting and the maintenance of corporate offices and records.

(b)           Ensure that (i) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of the Borrower’s Restricted Subsidiaries, and (ii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrower and the Borrower’s Restricted Subsidiaries.

SECTION 6.15.  Pension Plans

.  Each Loan Party shall cause each of its Pension Plans to be duly qualified and administered in all respects in compliance with, as applicable, the PBA and all Laws (including regulations, orders and directives), and the terms of the Pension Plans and any agreements relating thereto, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries shall ensure that it, except where failure to do so would not reasonably be expected to have a Material Adverse Effect  (a) has no Unfunded Pension Liability in respect of any Pension Plan, including any Pension Plan to be established and administered by it or them; and (b) does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that could reasonably be expected to result in liability.

SECTION 6.16.  Maintenance of Rating

The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of the Loans from each of S&P and Moody’s.

SECTION 6.17.  Redemption of Senior Subordinated Notes

Within thirty (30) days following the Restatement Effective Date, Borrower shall redeem Senior Subordinated Notes in an aggregate principal amount of approximately $137,000,000 pursuant to, and in accordance with the terms of, the notice of redemption delivered to the Administrative Agent under Section 4.01(a)(ix) of this Agreement and the Senior Subordinated Notes Indenture.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims):

SECTION 7.01.  Asset Sales.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to consummate an Asset Sale, unless:

(a)           the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(b)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of (i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale, and (iii) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 7.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose; and

(c)           an amount equal to 100% of the Net Proceeds of such Asset Sale are applied in accordance with the requirements of (and to the extent required by) Section 2.05(c).

SECTION 7.02.  Limitation on Restricted Payments.  (a)  The Borrower shall not, nor shall permit any of its Restricted Subsidiaries to, directly or indirectly, (w) declare or pay any dividend or make any payment having the effect thereof or any distribution on account of the Borrower’s, or any Restricted Subsidiary’s, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:  (A) Indebtedness permitted under Section 7.03(b)(vii) or (viii), except to the extent prohibited by the subordination provisions contained in any Intercompany Note or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(i)            no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)           immediately after giving effect to such transaction on a pro forma basis, the Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test; and

(iii)          such Restricted Payment, together with the aggregate amount of all other

Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Restatement Effective Date (including Restricted Payments permitted by Sections 7.02(b)(i), 7.02(b)(vi)(C), (ix) and (xiv), but excluding all other Restricted Payments permitted by Section 7.02(b)), is less than the sum of (without duplication):

(A)          50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning October 28, 2012 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(B)          100% of the aggregate net cash proceeds and the Fair Market Value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.03(b)(xii)(A)) from the issue or sale of:

(I)    (1)   Equity Interests of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x)           Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.02(b)(iv); and

(y)           Designated Preferred Stock; and

(2)           to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of the Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.02(b)(iv)); or

(II)          debt securities of the Borrower that have been converted into or exchanged for Equity Interests of the Borrower;

provided, however, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)          100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than (y) by a Restricted Subsidiary and (z) from any Excluded Contributions); plus

(D)          100% of the aggregate amount received in cash and the Fair Market

Value of marketable securities or other property received by means of:

(I)            the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or

(II)          the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 7.02(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(E)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred), or if such Fair Market Value may exceed $125,000,000, as determined in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 7.02(b)(vii) or to the extent such Investment constituted a Permitted Investment.

(b)           The provisions of Section 7.02(a) will not prohibit:

(i)            the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii)           (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower or any Subordinated Indebtedness of the Borrower or a Restricted Subsidiary, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under sub-clause (vi) of this Section 7.02(b), the declaration and payment of dividends on the Refunding Capital Stock (other than

Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)          the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with Section 7.03 so long as (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired and any reasonable fees and expenses incurred in connection with such redemption, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so repurchased, exchanged, redeemed, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired, and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired;

(iv)          a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies, or any of their respective estates, spouses or former spouses, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement); provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $30,000,000 (which shall increase to $60,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent company of the Borrower) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60,000,000 in any calendar year (which shall increase to $120,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent company of the Borrower); provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.02(a)(iii), plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to be withheld by the Borrower or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Borrower or its direct or indirect parent company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.02(a)(iii), plus (B) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv); and provided further, that cancellation of Indebtedness owing to the Borrower from employees, directors or consultants of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.02 or any other provision of this Agreement;

(v)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in accordance with Section 7.03 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)          (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date, (B) the declaration and payment of dividends to a direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, or (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.02(b)(ii); provided, however, in the case of each of Sections 7.02(b)(vi)(A), (B) and (C), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)         Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed $100,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that immediately after giving effect to such Investment, no Event of Default shall have occurred and be continuing;

(viii)        repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix)          the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(x)           Restricted Payments that are made with Excluded Contributions;

(xi)          other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) that are at the time outstanding, without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed $100,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xii)         distributions or payments of Receivables Fees;

(xiii)        any Restricted Payment used to fund the Closing Date Transaction and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment to or owed to an Affiliate to the extent permitted by the covenant described under Section 7.07;

(xiv)        the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to a “change of control” offer to purchase or provisions similar to those described under Section 2.05(c); provided that, prior to such repurchase, redemption or other acquisition, the Borrower (or a third party to the extent permitted by this Agreement) shall have (x) in the case of a “change of control”, repaid in full all then outstanding Loans or (y) in the case of an asset sale, made an Asset Sale/Casualty Event Offer with respect to the outstanding Loans of the applicable Class and repaid all such Loans validly tendered for prepayment and not withdrawn in connection with such Asset Sale/Casualty Event Offer;

(xv)         the declaration and payment of dividends or distributions by the Borrower to, or the making of loans to, any direct or indirect parent company in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B)  federal, state, provincial and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its

Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the excess (if any) of (I) the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state provincial, municipal and local income taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company over (II) the aggregate federal, state, provincial, municipal and local income taxes paid by the Borrower and its Restricted Subsidiaries;

(C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D)  general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(E)  fees and expenses other than to Affiliates of the Borrower related to any unsuccessful equity or debt offering of such parent company;

(xvi)        the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(xvii)       cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any direct or indirect parent company of the Borrower; provided, that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

(xviii)      the payment of dividends and other distributions in an amount equal to any reduction in taxes actually realized by the Borrower and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (I) transaction fees and expenses, (II) commitment and other financing fees or (III) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses, in each case in connection with the Closing Date Transaction;

(xix)        Restricted Payments made in connection with the redemption, repurchase, defeasance or other acquisition for value of the Senior Subordinated Notes, so long as no Event of Default then exists or would result therefrom; and

(xx)         Restricted Payments so long as (x) no Event of Default shall have occurred and be continuing and (y) immediately after giving pro forma effect to such Restricted Payment(s) and the application of proceeds therefrom, the Consolidated Total Leverage Ratio is less than or equal to 3.25 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Sections 7.02(b)(xi), (xvi) and (xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary”.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment”.  Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 7.02(a) or under Sections 7.02(b)(vii), (x), (xi), (xvi) or (xx), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

SECTION 7.03.  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if (i) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance and (ii) the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $250,000,000 million at any one time outstanding.

(b)           The limitations set forth in Section 7.03(a) shall not apply to any of the following items (collectively with the Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock permitted pursuant to Section 7.03(a), “Permitted Debt”):

(i)            (x) Indebtedness incurred pursuant to the ABL Loan Documents by the Borrower or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $1,200,000,000 less up to $150,000,000 in the aggregate of all principal payments with respect to such Indebtedness made following the Closing Date pursuant to Section 2.05(c)(i) (provided that commitments are correspondingly reduced in connection therewith) less the aggregate principal amount of outstanding obligations under or in respect of Receivables Facilities and (B) (i) 90.0% of the eligible credit card and debit card receivables of the Borrower and its Restricted Subsidiaries plus (ii) 90% of the net appraised orderly liquidation value of the eligible inventory of the Borrower and its Restricted Subsidiaries and (y) Indebtedness incurred pursuant to the Loan Documents by the Borrower or any Restricted

Subsidiary (including any Indebtedness incurred pursuant to Sections 2.15, 2.16 and 2.17);

(ii)           the incurrence by the Borrower or any Subsidiary Guarantor of Indebtedness represented by (a) the Senior Notes issued prior to the Restatement Effective Date that are outstanding as of the Restatement Date (including any guarantees thereof) and the exchange notes and related guarantees issued in exchange for the Senior Notes (other than any Additional Notes (as defined in the Senior Notes Indenture) issued after the Restatement Effective Date) and (b) the Senior Subordinated Notes issued prior to the Restatement Effective Date (including any guarantees thereof) and the exchange notes and related guarantees issued in exchange for the Senior Subordinated Notes (other than any Additional Notes (as defined in the Senior Subordinated Notes Indenture));

(iii)          Indebtedness existing on the Restatement Effective Date and set forth in Schedule 7.03 (other than Indebtedness described in clauses (i) and (ii) above of this Section 7.03);

(iv)          (x) Indebtedness (including Capitalized Lease Obligations) incurred, or Disqualified Stock and Preferred Stock issued, by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (y) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (x) and (y) of this clause (iv) does not exceed the greater of (A) $125,000,000 and (B) 6.50% of Total Assets, at any one time outstanding;

(v)           Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)          Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(A)  such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi)(A)); and

(B)  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(vii)         Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Obligations; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii)        Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Guaranty; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix)          shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (ix);

(x)           (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk and (y) Indebtedness in respect of Cash Management Services provided by any Lender or any ABL Lender or any affiliate of any such lender (or any Person that was a Lender, an ABL Lender or an affiliate of any such lender at the time the applicable agreement pursuant to which such Cash Management Services are provided was entered into);

(xi)          obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xii)         (A) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (iii)(B) and (iii)(C) of Section 7.02(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses (or the corresponding clauses of the Existing Credit

Agreement prior to the Restatement Effective Date) to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.02(b) hereof (or the corresponding section of the Existing Credit Agreement prior to the Restatement Effective Date) or to make Permitted Investments since the Closing Date (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii), does not at any one time outstanding exceed $200,000,000;

(xiii)        the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Sections 7.03(a) and 7.03(b)(ii) and (iii) above, this clause (xiii) and Section 7.03(b)(xiv) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Obligations or the Guaranty of any Subsidiary Guarantor, such Refinancing Indebtedness is subordinated or pari passu to the Obligations or such Guaranty, as the case may be, at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and (C) shall not include (I) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower, (II) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor, or (III) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary, and provided further, that subclause (A) of this clause (xiii) will not apply to any refunding or refinancing of any Indebtedness outstanding under the ABL Credit Agreement;

(xiv)        Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, either (A) the Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test, or (B) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries is greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi)        Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the ABL Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii)       (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement; provided that such guarantee is incurred in accordance with Section 7.09;

(xviii)      Indebtedness of Foreign Subsidiaries of the Borrower incurred not to exceed, together with any other Indebtedness incurred under this clause (xviii), at any time outstanding the greater of (x) $125,000,000 and (y) 6.50% of Total Assets;

(xix)        (A) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition, and (B) Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xix), in each case in an aggregate principal amount not to exceed, together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xix), $150,000,000 in the aggregate at any one time outstanding; provided that any Indebtedness incurred pursuant to preceding clause (B) shall satisfy the requirements of “Refinancing Indebtedness” set forth in the proviso appearing in Section 7.03(b)(xiii) to the same extent as if such proviso were set forth in its entirety in this clause (xix);

(xx)         Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xxi)        Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors, employees and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 7.02(b)(iv);

(xxii)       (A) Indebtedness of the Borrower (other than loans to the extent secured on a pari passu basis with the Term B Loans), which Indebtedness (I) may rank pari passu or junior in right of security with the Obligations and (II) shall be pari passu or junior in right of payment to the Obligations, that is incurred or issued or made in lieu of Incremental Term Commitments (the “Incremental Equivalent Debt”); provided that (1) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Section 7.03(b)(xxii) shall not, together with any Incremental Term Commitments, exceed the Available Incremental Amount (and, prior to the incurrence of such Incremental Equivalent Debt, the Borrower shall notify the Administrative Agent in writing whether such Incremental Equivalent Debt is being incurred under Section 2.17(d)(iv)(A) or Section 2.17(d)(iv)(B)), (2) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (3) as of the date of determination, such Incremental Equivalent Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of incurrence of such Indebtedness, (4) the documentation with respect to any such Incremental Equivalent Debt contains no mandatory prepayment, repurchase or redemption provisions prior to the Latest Maturity Date with respect to the Loans then in effect except with respect to change of control, asset sale and event of loss or other mandatory offers to purchase or mandatory prepayments and customary acceleration rights after an event of default that are customary for financings of this type, (5) such Incremental Equivalent Debt may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of the Loans hereunder (or, if junior in right of payment or security, shall be on a junior basis with respect thereto),  (6) such Incremental Equivalent Debt shall not be subject to any guarantee by any Person other than a Loan Party, (7) such Incremental Equivalent Debt shall not be secured by any Lien on any asset of the Borrower, Holdco or any Restricted Subsidiary other than any asset constituting Collateral, (8) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (9) if such Incremental Equivalent Debt is (x) secured on a pari passu basis with the Obligations, then such Incremental Equivalent Debt shall be subject to an Additional First Lien Intercreditor Agreement or (y) secured on a junior basis to the Obligations, then such Incremental Equivalent Debt shall be subject to an Additional Junior Lien Intercreditor Agreement, (10) if such Incremental Equivalent Debt is junior in right of payment, then such Incremental Equivalent Debt shall be subject to subordination terms reasonably acceptable to the Administrative Agent, (11) as of the date such Incremental Equivalent Debt is incurred, such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Incremental Equivalent Debt is incurred and (12) the documentation with respect to any Incremental Equivalent Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness); provided, however, that such Incremental Equivalent Debt may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness which does not satisfy the requirements of clauses (3), (4), (11) and (12) above so long as, subject to customary conditions, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clauses (3), (4), (11) and (12) above and (B) any Permitted Refinancing of any of the foregoing;

(xxiii)  (A) Permitted First Priority Refinancing Debt and any Permitted Refinancing thereof and (B) Permitted Junior Priority Refinancing Debt and any Permitted Refinancing thereof; and

(xxiv)     Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof.

(c)           For purposes of determining compliance with this covenant:

(i)            in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 7.03(a) and Sections 7.03(b)(i) above, 7.03(b)(iv) through (xxi) above, 7.03(b)(xxiii) above and 7.03(b)(xxiv) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the ABL Loan Documents and the Loan Documents on the Restatement Effective Date will at all times be deemed to be outstanding in reliance on Section 7.03(b)(i); and

(ii)           at the time of incurrence, the Borrower will be entitled (subject to the proviso in preceding subclause (i)) to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 7.03(a) and Sections 7.03(b)(i) above, 7.03(b)(iv) through (xxi) above, 7.03(b)(xxiii) above and 7.03(b)(xxiv) above.

(d)           The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.03.

(e)           For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f)            The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 7.04.  Liens.  The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Borrower or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

SECTION 7.05.  [RESERVED].

SECTION 7.06.  Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.  (a) The Borrower may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)            the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof or the District of Columbia (or any territory thereof) (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(ii)           the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent;

(iii)          immediately after such transaction, no Default exists;

(iv)          immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (1) the Successor Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test or (2) the Fixed Charge Coverage Ratio for the Successor Borrower would be greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(v)           each Restricted Subsidiary that is a Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case Section 7.06(c)(i)(B) shall apply, shall have by supplement to the Loan Documents confirmed that its Guaranty shall apply to such Person’s obligations under the Loan Documents and the Loans; and

(vi)          the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents.

(b)           The Successor Borrower will succeed to, and be substituted for the Borrower, as the case may be, under this Agreement and the other Loan Documents.  The foregoing clauses (iii), (iv), (v) and (vi) of Section 7.06(a) shall not apply to the merger contemplated by the Recapitalization Agreement.  Notwithstanding Section 7.06(a)(iii) and (iv), (i) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower, and (ii) the Borrower may merge with an Affiliate of the Borrower, as the case may be, solely for the purpose of reincorporating the Borrower in a State of the United States, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c)           No Guarantor will, and the Borrower will not permit any Guarantor (other than the Borrower) to, consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower or a Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)            (A)  such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof or the District of Columbia or any territory thereof or, in the case of a Canadian Subsidiary Guarantor, a province or territory of Canada (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B)  the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Guaranty and the other Loan Documents pursuant to a joinder agreement and/or supplements to the Loan Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent;

(C)  immediately after such transaction, no Default exists;

(D)  the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such joinder agreement, supplements and/or other documents or instruments, if any, comply with this Agreement and the other Loan Documents; and

(E)  if a consolidation, merger or amalgamation includes any Canadian Subsidiary and such Canadian Subsidiary is not the surviving entity, such transaction shall be on terms conditions reasonably satisfactory to the Administrative Agent (whose consent shall not be unreasonably withheld); or

(ii)           the transaction is made in compliance with Section 7.01.

(d)           In the case of Section 7.06(c)(i), the Successor Guarantor will succeed to, and be substituted for, such Guarantor under such Guarantor’s Guaranty and the other Loan Documents.  Notwithstanding the foregoing, any Subsidiary Guarantor may merge or amalgamate into or with or wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower.

SECTION 7.07.  Transactions with Affiliates.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:  (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis, and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)           The limitations set forth in Section 7.07(a) will not apply to the following:

(i)            transactions between or among the Borrower or any of its Restricted Subsidiaries;

(ii)           Restricted Payments permitted by the provisions of Section 7.02 and Investments constituting “Permitted Investments”;

(iii)          the payment of management, consulting, monitoring and advisory fees and termination fees and related indemnities and expenses pursuant to the Sponsor Management Agreement;

(iv)          the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of Borrower, any of its direct or indirect parent companies or any of its Restricted

Subsidiaries;

(v)           transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi)          any agreement as in effect as of the Restatement Effective Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Restatement Effective Date);

(vii)         the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Restatement Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Restatement Effective Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Lenders when taken as a whole as compared to the original agreement in effect on the Restatement Effective Date;

(viii)        the Transaction and the payment of all fees and expenses related to the Transaction, including Transaction Expenses;

(ix)          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(x)           the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any direct or indirect parent of the Borrower or to any Permitted Holder or to any director, officer, employee or consultant of the Borrower, any Subsidiary or any direct or indirect parent of the Borrower;

(xi)          sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xii)         payments by the Borrower or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Borrower in good faith or which are otherwise permitted by this Agreement;

(xiii)        payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Borrower in good faith; and

(xiv)        investments by the Investors in securities of the Borrower or any of its Restricted Subsidiaries, so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

SECTION 7.08.  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(x)           (A)  pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(y)           make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(z)           sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries,

provided that the foregoing limitations shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:

(i)            contractual encumbrances or restrictions in effect on the Restatement Effective Date, including pursuant to the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the ABL Loan Documents;

(ii)           the Loan Documents;

(iii)          purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (z) of this Section 7.08 above on the property so acquired;

(iv)          applicable law or any applicable rule, regulation or order;

(v)           any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(vi)          contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii)         Secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.03 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)          other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Closing Date pursuant to the provisions of Section 7.03;

(x)           customary provisions in any joint venture agreement and other similar agreement relating solely to such joint venture;

(xi)          customary provisions contained in leases, subleases, licenses or sublicenses and other agreements, in each case, entered into in the ordinary course of business;

(xii)         any encumbrances or restrictions of the type referred to in clauses (x), (y) and (z) of this Section 7.08 above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xiii)        any other agreement governing Indebtedness entered into after the Restatement Effective Date that contains encumbrances and other restrictions that are, in the good faith judgment of the Borrower, no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Restatement Effective Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Restatement Effective Date; and

(xiv)        restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility.

SECTION 7.09.  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.  The Borrower will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Subsidiary Guarantor unless:

(a)           such Restricted Subsidiary within 30 days executes and delivers a joinder agreement for the relevant Guaranty, except that with respect to a guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Obligations (including such Subsidiary Guarantor’s Guaranty), any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the relevant Guaranty substantially to the same extent as such Indebtedness is subordinated to the Obligations;

(b)           such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guaranty; and

(c)           such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

(i)            such Guaranty has been duly executed and authorized; and

(ii)           such Guaranty constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 7.09 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

SECTION 7.10.  Change in Nature of Business.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Restatement Effective Date or any business reasonably related or ancillary thereto or a reasonable extension thereof.

SECTION 7.11.  [RESERVED].

SECTION 7.12.  Use of Proceeds.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of the Borrowing of Term B Loans on the Restatement Effective Date, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.13.  Accounting Changes.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any change in its fiscal year, fiscal quarter or fiscal month; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year, fiscal quarter or fiscal month to any other fiscal year, fiscal quarter or fiscal month, as the case may be, reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year, fiscal quarter or fiscal month, as the case may be.

SECTION 7.14.  Amendments of Indebtedness, Etc.  (a) Without the consent of the Required Lenders, the Borrower will not amend, modify or alter (i) the subordination provisions of the Senior Subordinated Notes Indenture and any other Junior Financing Documentation (and the component definitions as used therein), or (ii) any other term or condition of the Senior Subordinated Notes Indenture and any other Junior Financing Documentation, in the case of this clause (ii), in a manner materially adverse to the interests of the Lenders.

(b)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, designate any Indebtedness (or related interest obligations) as “Designated Senior Indebtedness” (as defined in the Senior Subordinated Notes Indenture) or any similar term (as defined in any Junior Financing Documentation), in each case, except for Obligations of the type described in clause (x) of the definition of “Obligations” and ABL Loans (and related obligations).

ARTICLE VIII

Events Of Default and Remedies

SECTION 8.01.  Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a)(i) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that, any such failure or the occurrence of any such other event referred to in sub-clauses (i) and (ii) relating to Indebtedness under the ABL Credit Agreement shall constitute an Event of Default under this Section 8.01(e) only after the earliest to occur of (x) expiration of a 60-day period following the commencement of such failure or the date of such occurrence, (y) any acceleration of the ABL Obligations (as defined in the Intercreditor Agreement) or (z) the commencement of the Exercise of Any Secured Creditor Remedies (as defined in the Intercreditor Agreement) by the ABL Collateral Agent or any ABL Lender as a result of such failure or occurrence; provided further, that preceding sub-clause (ii)

shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (or any Canadian Subsidiary Guarantor institutes or consents to the institution of any proposal or notice of intent to file a proposal), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or

(i)            (A) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(B) Pension Plans.  Except as could not reasonably be expected to result in a Material Adverse Effect, (i) a Pension Event shall occur which, in Collateral Agent’s determination, constitutes grounds for the termination under any Laws, of any Pension Plan or (ii) the appointment by the appropriate Governmental Authority of a trustee for any Pension Plan, or (iii) if any Pension Plan shall be terminated or any such trustee shall be requested or appointed, or (iv) if a Loan Party is in default with respect to payments to a Pension Plan resulting from their complete or partial withdrawal from such Pension Plan or (v) any event that may reasonably be expected to have a Material Adverse Effect or any Lien arises (save for contribution amounts not yet due) in connection with any Pension Plan.

(j)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.01 or 7.06) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or any Lien created under any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k)           Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 of the Existing Credit Agreement or Sections 4.01 or 6.11 of this Agreement shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.01 or 7.06) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect) (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.04, except to the extent that any such loss of perfection or priority results from (i) the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates or notes actually delivered to it representing securities or instruments pledged under the Collateral Documents, (ii) to file Uniform Commercial Code or PPSA continuation statements in the applicable filing offices properly notified by the relevant Loan Party and (iii) any other failure of the Administrative Agent or the Collateral Agent to maintain perfection in circumstances where such failure does not result from the breach or non-compliance by a Loan Party with the Loan Documents, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)            Change of Control.  A Change of Control shall occur; or

(m)          Junior Financing Documentation.  (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable.

SECTION 8.02.  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law, subject to the terms of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect) and the Additional Junior Lien Intercreditor Agreement (if then in effect);

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03.  Exclusion of Immaterial Subsidiaries.  Solely for the purpose of determining whether a Default has occurred under Section 8.01(f) or (g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a value in excess of 5.0% of the Total Assets of the Borrower and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5.0% of the total revenues of the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04.  Application of Funds.  Subject in all respects to the provisions of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect) and the Additional Junior Lien Intercreditor Agreement (if then in effect), after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each of the Administrative Agent and the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Sections 10.04 and 10.05 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and the termination value under Secured Hedge Agreements, ratably among the Lenders and the other Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01.  Appointment and Authorization of Agents.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing (subject to the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect)) any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02.  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03.  Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04.  Reliance by Agents.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

SECTION 9.05.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06.  Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07.  Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08.  Agents in their Individual Capacities.  DBNY and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though DBNY were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, DBNY or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, DBNY shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent DBNY, and the terms “Lender” and “Lenders” include DBNY in its individual capacity.

SECTION 9.09.  Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11.  Collateral and Guaranty Matters.  The Lenders irrevocably agree, subject to the terms of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect):

(a)           that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any other Subsidiary Guarantor, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) as required pursuant to the terms of the Intercreditor Agreement;

(b)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.04 to the extent required by law or the terms of this Agreement (other than Liens securing Permitted First Priority Refinancing Debt, Additional First Lien Indebtedness, Permitted Junior Priority Refinancing Debt or any Additional Junior Lien Indebtedness); and

(c)           that any Restricted Subsidiary that is a Subsidiary Guarantor shall be automatically released from its obligations under its Guaranty (i) if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Restricted Subsidiary that is a Subsidiary Guarantor being redesignated as an Unrestricted Subsidiary); provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Senior Notes, the Senior Subordinated Notes, any Subordinated Indebtedness, the ABL Credit Agreement, any Credit Agreement Refinancing

Indebtedness (other than Refinancing Term Loans), any Incremental Equivalent Debt or any other Indebtedness (other than Loans) in excess of the Threshold Amount (and Permitted Refinancings in respect of the foregoing) or (ii) in connection with any Permitted Foreign Restructuring.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required under Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under its Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under its Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12.  Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-documentation agent”, “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13.  Appointment of Supplemental Administrative Agents.  (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and collectively, as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14.  Solidary Interests/Quebec Liens (Hypothecs).  Without limiting the generality of the foregoing, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec, between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, the Borrower, the Guarantors and each such Secured Party acknowledge and agree with the Administrative Agent that such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of the Borrower and the Guarantors in respect of all Obligations, present and future, owed by the Borrowers or the Guarantors to each such Secured Party and the Administrative Agent (collectively, the “Solidary Claim”).  Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, the Borrower and the Guarantors are irrevocably bound towards the Administrative Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party.  As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for it.  Accordingly, without limiting the generality of the foregoing, the Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by the Borrower or the Guarantors to the Administrative Agent and to the Secured Parties or any of them and the right to give a full acquittance for same.  For greater certainty, the foregoing provisions of this paragraph, and the rights of the Secured Parties, shall at all times be subject to the provisions of this Agreement.  In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Secured Parties as contemplated under Article 2692 of the Civil Code, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec.  Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Secured Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents.  Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time.  Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Custodian in such capacity.  The substitution of the Collateral Agent pursuant to the provisions of this Article IX shall also constitute the substitution of the Attorney and the Custodian.

ARTICLE X

Miscellaneous

SECTION 10.01.  Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (g) (to the extent permitted by Section 2.17) below, which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or mandatory prepayment or offer to purchase of the Loans shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for (excluding any extension, amendment or waiver of the Springing Maturity Date or the financial definitions used therein), or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment or offer to purchase of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the first “provided further” of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Consolidated Secured Debt Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change any provision of this Section 10.01, the definition of “Required Lenders”, “Required Facility Lenders”, or “Pro Rata Share” or Section 2.12(a) and (g), 2.13 or 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e)           other than in connection with a transaction permitted under Section 7.01 or 7.06, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Section 7.01 or 7.06, release all or substantially all of the aggregate value of the Guaranties, without the written consent of each Lender; or

(g)           amend, waive or otherwise modify any term or provision which directly affects Lenders of one or more Series of Incremental Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Series of Incremental Term Loans (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.17, the waivers described in this clause (g) shall only require the consent of the Required Facility Lenders under such applicable Series of Incremental Term Loans and shall not require the consent of the Required Lenders;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (including in its capacity as Collateral Agent) and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Commitments.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

No Lender consent is required to effect any amendment, modification, joinder or supplement to the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (a) that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 7.03 (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement, such Additional First Lien Intercreditor Agreement, such Additional Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (b) to the extent not in conflict with, and permitted by, this Agreement, any amendment, modification, joinder or supplement thereto that is expressly contemplated by the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.  In addition, no Lender consent is required for the Administrative Agent and the Collateral Agent to enter into the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted by this Agreement.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Loans of a given Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.  Notwithstanding anything to the contrary contained in this Section 10.01, the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Borrower and the Administrative Agent to effect the provisions of this paragraph.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by any Guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities or defects as set forth in the paragraph below or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.  Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02.  Notices and Other Communications; Facsimile Copies.  (a)  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile, .pdf or other electronic imaging means.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03.  No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.  Attorney Costs and Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred (promptly following written demand therefor, together with reasonable backup documentation supporting such reimbursement request to the extent such backup documentation is requested by the Borrower) in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of White & Case LLP and local counsel in any other relevant jurisdiction (but excluding all other Attorney Costs), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of White & Case LLP, counsel to the Administrative Agent, the Attorney Costs of a single law firm acting as counsel to the other Agents and the Lenders taken as a whole (and, if necessary, one firm of local counsel to the Administrative Agent and one firm of local counsel to the other Agents and the Lenders taken as a whole in any relevant jurisdiction and, solely in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected persons taken as a whole)).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.  This Section 10.04 shall not apply to Indemnified Taxes or Excluded Taxes, which, in each case, shall be governed by Section 3.01.  This Section 10.04 also shall not apply to taxes covered by Section 3.04.

SECTION 10.05.  Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of White & Case LLP, counsel to the Administrative Agent, and one counsel to all other Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel to the Administrative Agent and one firm of local counsel to all other Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever (other than Taxes and Other Taxes, which are governed by Sections 3.01 and 10.15 herein) which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, and (y) resulted from a breach by such Indemnitee of its obligations to a Loan Party.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for damages resulting from the gross negligence, bad faith or willful misconduct of any such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06.  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as expressly permitted by Sections 7.06(a) and (b)) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee and in the case of any Assignee that is, after the formation thereof, Holdco, the Borrower or any of its Subsidiaries, in accordance with Section 10.07(j), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) and (h) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to Disqualified Institutions and Defaulting Lenders) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) (in the case of (f) or (g), solely with respect to any Loan Party) has occurred and is continuing, an assignment to any Assignee; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or a portion of the Loans pursuant to Section 10.07(j) or (iii) to an Agent or an Affiliate of an Agent.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) (in the case of (f) or (g), solely with respect to any Loan Party) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds; and

(C)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsection (j) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are intended to be treated as registered obligations for U.S. federal income tax purposes and this Section 10.07 shall be construed so that the they are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Section 5f.103-1(c) of the United States Treasury Regulation and any other related regulations (or any successor provisions of the Code or such regulations).

(e)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly and adversely affects such Participant.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except (i) that the portion of the Participant Register relating to a Participant shall be made available to the Borrower and Administrative Agent to the extent the benefits of this Agreement are claimed with respect to such Participant (including under Section 3.01, 3.04 and 3.05), or (ii) otherwise to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations and any other related regulations (or any successor provisions of the Code or such regulations).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(g)           Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, (1) any Lender, without the consent of the Borrower or the Administrative Agent, may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund, without the consent of the Borrower or the Administrative Agent, may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)            Any Lender may, so long as no Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to, after the formation thereof, Holdco, or the Borrower or any of their Restricted Subsidiaries through Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(iii); provided, that:

(i)            (x) if the assignee is, after the formation thereof, Holdco, or a Restricted Subsidiary of Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (A) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register; provided that, in the case of each of clause (x) and clause (y) above, such assignee does not use the proceeds of any ABL Loans or Incremental Term Loans to acquire such Loans; and

(ii)           each Person that purchases any Loans pursuant to this subsection (j) shall represent and warrant to the selling Lender that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) or shall make a statement that such representation cannot be made.

(k)           The aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), by Holdco (after the formation thereof), the Borrower or their Subsidiaries pursuant to Section 10.07(j) and each principal repayment installment with respect to the Loans of such Class pursuant to Section 2.07 shall be reduced pro rata by the par value of the aggregate principal amount of Loans so purchased or contributed (and subsequently cancelled).

SECTION 10.08.  Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09.  Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.10.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11.  Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

SECTION 10.12.  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements or contingent indemnification obligations, in any such case, not then due and payable).

SECTION 10.14.  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15.  Tax Forms.  (a) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten

(10) Business Days after the Restatement Effective Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete (including, without limitation, by operation of law), (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  In the event that a payment will be made to a Lender or Agent under the Canadian Guarantee, such Lender or Agent agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender or Agent), if requested by a Loan Party, to deliver such other information prescribed by applicable laws or reasonably requested by the Loan Party as will enable such Loan Party to determine whether such Lender or Agent is subject to Canadian withholding tax, is entitled to an exemption from Canadian withholding tax or is eligible for a reduced rate of Canadian withholding tax; provided, however, that nothing in this Section 10.15(a) shall require a Lender or Agent to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(b)        Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(c)           Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 (or any successor form) on or prior to the Restatement Effective Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax.

(d)           If a payment made to any Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and Borrower any documentation under any requirement of Law or reasonably requested by the Administrative Agent and the Borrower sufficient for the Administrative Agent and the Borrower to comply with their respective obligations under FATCA and to determine whether such Lender has complied with such applicable reporting requirements.

(e)           Notwithstanding anything to the contrary in this Agreement, no Loan Party shall be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Lender to the extent Taxes would not be due but for the failure of such Lender to satisfy the foregoing provisions of this Section 10.15 or (B) any Lender to the extent such amounts are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 3.01 of this Agreement; provided that (i) if such Lender shall have satisfied the requirement of this Section 10.15 on the date required in this Section 10.15, nothing in this Section 10.15 shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15 shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(b) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(f)            The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 10.16.  GOVERNING LAW.  (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION, IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.17.  WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.06.

SECTION 10.19.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20.  USA PATRIOT Act; Canadian Anti-Money Laundering Legislation(a)           Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

(b)           Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(c)           If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)                                     shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)                                  shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 10.21.  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan

Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 10.22.  Other Liens on Collateral; Terms of Intercreditor Agreement; Etc.  (i)  THE LOAN PARTIES, THE AGENTS, THE LENDERS AND THE OTHER PARTIES HERETO ACKNOWLEDGE THAT THE EXERCISE OF CERTAIN OF THE AGENTS’ RIGHTS AND REMEDIES HEREUNDER MAY BE SUBJECT TO, AND RESTRICTED BY, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. EXCEPT AS SPECIFIED HEREIN, NOTHING CONTAINED IN THE INTERCREDITOR AGREEMENT SHALL BE DEEMED TO MODIFY ANY OF THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL REMAIN IN FULL FORCE AND EFFECT.  EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE ABL CREDIT AGREEMENT AND THE ABL LOAN DOCUMENTS, WHICH LIENS (x) TO THE EXTENT CREATED WITH RESPECT TO ABL PRIORITY COLLATERAL, SHALL BE SENIOR TO THE LIENS CREATED UNDER THIS AGREEMENT AND THE RELATED LOAN DOCUMENTS (WITH THE LIENS SO CREATED HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS ON ABL PRIORITY COLLATERAL BEING SUBORDINATED TO SUCH LIENS PURSUANT TO THE TERMS OF THE INTERCREDITOR AGREEMENT) AND (Y) TO THE EXTENT CREATED WITH RESPECT TO TL PRIORITY COLLATERAL, SHALL BE REQUIRED TO BE SUBJECT TO THE SUBORDINATION PROVISIONS (TO THE EXTENT APPLICABLE) OF THE INTERCREDITOR AGREEMENT.  THE INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE HEDGE BANKS PURSUANT TO THIS AGREEMENT.  PURSUANT TO THE EXPRESS TERMS OF SECTION 7.17 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(ii)           EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT AND THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, AS THE CASE MAY BE.

(iii)          THE PROVISIONS OF THIS SECTION 10.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF (A) THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT, (B) THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY THE ADMINISTRATIVE AGENT AS PERMITTED BY THIS AGREEMENT OR (C) THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY THE ADMINISTRATIVE AGENT AS PERMITTED BY THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND

CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT AND THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT.

SECTION 10.23.  Effect of the Amendment and Restatement of the Existing Credit Agreement.  On the Restatement Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement.  The parties hereto acknowledge and agree that (i) the Term B Loan made on the Restatement Effective Date shall, in part, constitute a Refinancing Term Loan with respect to the Outstanding Term Loans and that this Agreement shall constitute a Refinancing Amendment entered into under Section 2.15 of the Existing Credit Agreement (such refinancing transaction, the “Effective Date Refinancing”), (ii) the amendments related to such Refinancing Term Loan shall be effective concurrently with the making of such Refinancing Term Loans, (iii) the Term B Loan, to the extent in excess of the amount necessary to refinance the Outstanding Term Loans pursuant to Section 2.15 of the Existing Credit Agreement (such excess portion of the Term B Loan, the “Increased Loan”), and the amendments reflecting such Increased Loan or otherwise amending the Existing Credit Agreement, shall be made (and shall be effective) subject to consummation of the Effective Date Refinancing and (iv) except to the extent refinanced or increased as set forth in clause (i) and (iii) above, the “Obligations” outstanding under the Existing Credit Agreement are in all respects continuing (as amended and restated hereby) with the terms thereof being modified solely as provided in this Agreement.

SECTION 10.24.  No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower and has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MICHAELS STORES, INC.

By:	/s/ Charles M.Sonsteby
Name:	Charles M. Sonsteby
Title:	Member of the Interim Office of the Chief
Executive Officer, Chief Administrative
Officer & Chief Financial Officer

DEUTSCHE BANK AG NEW YORK BRANCH,
Individually and as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Amended and Restated
Credit Agreement]